UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Great Lakes Dredge & Dock Corporation

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Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

(630) 574-3000

April 2, 2015

Dear Fellow Stockholder:

Our Board of Directors joins me in extending to you a cordial invitation to attend the 2015 Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation. The meeting will be held on Thursday, May 14, 2015, beginning at 8:00 A.M. Eastern Daylight Time at the JW Marriott Marquis Miami Hotel, 255 Biscayne Boulevard Way, Miami, Florida 33131.

Please refer to the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for detailed information on the meeting and each of the proposals to be considered and acted upon at the meeting.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. On behalf of the Board of Directors, I urge you to vote your shares by proxy as soon as possible to ensure your vote is recorded at the Annual Meeting. You may vote by telephone, over the Internet or, if you have requested paper copies of our proxy materials by mail, by signing, dating and returning the proxy card in the envelope provided.

Our Board of Directors appreciates your continued support of Great Lakes Dredge & Dock Corporation.

Sincerely,

Nathan D. Leight

Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 14, 2015

TO THE STOCKHOLDERS OF GREAT LAKES DREDGE & DOCK CORPORATION:

Notice is hereby given that the Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation will be held on Thursday, May 14, 2015, beginning at 8:00 A.M. Eastern Daylight Time at the JW Marriott Marquis Miami Hotel, 255 Biscayne Boulevard Way, Miami, Florida 33131 for the following purposes:

1.	To elect as directors the two nominees named in the attached proxy statement to serve for three-year terms expiring at the 2018 Annual Meeting of Stockholders and to hold office until their respective successors are elected and qualified or until their earlier death, disqualification, resignation or removal;

2.	To ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015;

3.	To approve, on a non-binding advisory basis, the Company’s executive compensation; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.

Only holders of record of common stock as of the close of business on March 20, 2015 are entitled to notice of and to vote at the Annual Meeting and any adjournments of the Annual Meeting.

In accordance with Delaware law, a list of the holders of common stock entitled to vote at the 2015 Annual Meeting will be available for examination by any stockholder for at least 10 days prior to the Annual Meeting for any purpose germane to the Annual Meeting. The list may be reviewed during ordinary business hours at our main office, located at 2122 York Road, Oak Brook, Illinois 60523.

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES PROMPTLY BY TELEPHONE, OVER THE INTERNET, OR, IF YOU HAVE REQUESTED PAPER COPIES OF OUR PROXY MATERIALS BY MAIL, BY SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

By Order of the Board of Directors,

Maryann A. Waryjas

Corporate Secretary

Oak Brook, Illinois

April 2, 2015

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

(630) 574-3000

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 14, 2015

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Great Lakes Dredge & Dock Corporation for use at the 2015 Annual Meeting of Stockholders and at any adjournments of the meeting, sometimes referred to as the “Annual Meeting” or the “2015 Annual Meeting” in this proxy statement. Throughout this proxy statement when the terms “Great Lakes,” the “Company,” “we,” “our,” “ours” or “us” are used, they refer to Great Lakes Dredge & Dock Corporation and its subsidiaries. We sometimes refer to our Board of Directors as the “Board.”

Notice of Electronic Availability of Proxy Statement and Annual Report

We are making this Proxy Statement and the materials accompanying it available to our stockholders electronically via the Internet, as permitted by the SEC’s rules. A Notice of Internet Availability containing instructions on how to access our proxy materials and how to vote by proxy was first mailed on or before April 2, 2015 to all stockholders of record as of March 20, 2015. We will also mail this Proxy Statement and the materials accompanying it to stockholders who have requested paper copies. If you would like to receive a printed copy of our proxy materials by mail, you should follow the instructions for requesting those materials included in the Notice that we mail to you.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 14, 2015

The Great Lakes Dredge & Dock Corporation Proxy Statement and 2014 Annual Report are available at www.proxyvote.com

Shares Entitled to Vote

Only stockholders of record of our common stock, par value $0.0001 per share, at the close of business on March 20, 2015 will be entitled to vote at the 2015 Annual Meeting. As of this record date, there were a total of 60,349,874 shares of our common stock outstanding, each share being entitled to one vote. There is no cumulative voting.

Quorum Requirement

The presence at the 2015 Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our outstanding common stock will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, will have the power to adjourn the Annual Meeting without notice, other than the announcement at the Annual Meeting of such adjournment, until a quorum shall be present or represented.

Even if you plan to attend the Annual Meeting, in order to ensure the presence of a quorum at the Annual Meeting, please vote your shares in accordance with the instructions described below. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Shares owned by Great Lakes are not voted and do not count for quorum purposes.

Beneficial Owners

If you are the registered holder of shares, then you are the record holder of those shares, and you should vote your shares as described in the next section.

If you own shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as being held in “street name,” and you, as the beneficial owner of those shares, do not appear in our stock register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own common stock in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials from your broker, including a voting instruction form, you should vote your shares by following the procedures specified on the voting instruction form. Shortly before the Annual Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the Annual Meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the Annual Meeting.

Discretionary Voting by Brokers

Under current rules governing brokers registered with the New York Stock Exchange, if you do not instruct your broker how to vote, your broker will have discretionary voting power for ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 2), but would not have discretionary voting power for the election of directors (Proposal 1) or the advisory vote on executive compensation (Proposal 3).

How to Vote

You can vote at the Annual Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always attend the Annual Meeting and revoke your proxy by voting in person.

There are three ways to vote by proxy:

•	by telephone—You can vote by touch tone telephone by calling toll-free 1 (800) 690-6903 and following the instructions on our proxy card or Notice of Internet Availability;

•	by Internet—You can vote by Internet by going to the website www.proxyvote.com and following the instructions on our proxy card or Notice of Internet Availability; or

•

by mail—If you have requested or receive paper copies of our proxy materials by mail, you can vote by mail by completing, signing, dating and mailing our enclosed proxy card in the pre-addressed, postage-paid envelope provided.

Votes submitted by telephone or electronically over the Internet must be received by 11:59 P.M., Eastern Daylight Time, on May 13, 2015.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may:

•	vote for the election of our director nominees; or

•	withhold authority to vote for our director nominees.

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015 and the approval of the non-binding resolution to approve the Company’s executive compensation.

Votes by Proxy

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned, but do not contain any voting instructions will be voted consistent with the Board’s recommendations:

•	FOR the election of all director nominees named in the Proxy Statement (Proposal 1);

•	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2015 (Proposal 2); and

•	FOR the approval, on an advisory basis, of the Company’s executive compensation (Proposal 3).

•	In the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting.

How to Revoke Your Vote

A stockholder may revoke a proxy at any time prior to its exercise:

•	by giving to our Corporate Secretary a written notice of revocation of the proxy’s authority, such notice to be delivered to our principal executive office;

•	by submitting a duly executed proxy bearing a later date; or

•	by attending the 2015 Annual Meeting and voting in person.

Cost of Proxy Solicitation

We will bear the costs and expenses of preparing and mailing proxy solicitation materials for the annual meeting and will reimburse brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to stockholders. We have not retained a proxy solicitation service to assist in soliciting proxies. If, however, a proxy solicitation service is retained, we will bear the costs of such service. Proxies may also be solicited in person, by telephone, or by facsimile by our directors, officers and employees without additional compensation being paid to these persons.

Vote Necessary to Approve Proposals

Proposal 1: The nominees for director for a three-year term will be elected provided that they receive the affirmative vote of a plurality of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. This means that, if a quorum is present, because only two directors are nominated for election at the annual meeting, the nominees will be elected to serve as director as long as they each receive at least one affirmative vote. Withholding authority to vote for a director nominee is the equivalent of abstaining from the vote. Broker non-votes will have no effect on the election of directors.

Proposal 2: Deloitte & Touche LLP will be ratified as our independent registered public accounting firm for the year ending December 31, 2015 provided the proposal receives the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal.

Proposal 3: The advisory resolution regarding the compensation of our named executive officers will be approved provided the proposal receives the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposed resolution. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved. Although the outcome of this advisory vote on the compensation of our named executive officers is non-binding, the Compensation Committee and our Board will review and consider the outcome of this vote when making future compensation decisions for our named executive officers.

Householding

Some banks, brokers, and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one Notice of Internet Availability, or if you requested paper copies, one copy of our proxy statement and 2014 annual report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you contact the Broadridge Householding Department at the following address:

Broadridge Financial Solutions, Inc.

Householding Department

51 Mercedes Way, Edgewood, New York 11717

1-800-542-1061

If you want to receive separate copies of Notices of Internet Availability, or paper copies of our proxy statements and annual reports on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other record holder, or you may contact Broadridge at the address and phone number shown.

PROPOSAL 1—ELECTION OF DIRECTORS

Set forth below are the names, years of birth, positions and biographies of our directors as of April 2, 2015. The Board of Directors has nominated the two directors identified below for re-election to the Board of Directors for three-year terms expiring at the 2018 Annual Meeting of Stockholders and to hold office until their respective successors are elected and qualified or until their earlier death, disqualification, resignation or removal:

Name	Position
Carl A. Albert	Non-employee Director
Jonathan W. Berger	Chief Executive Officer and Director
Peter R. Deutsch	Non-employee Director
Denise E. Dickins*	Non-employee Director
Nathan D. Leight	Non-employee Director and Board Chair
Michael J. Walsh	Non-employee Director
Jason G. Weiss*	Non-employee Director

*	Director nominated for election at the 2015 Annual Meeting.

Composition of the Board of Directors

Our Board is currently composed of seven members divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Ms. Dickins and Mr. Weiss are members of the class whose term expires at the 2015 Annual Meeting. Messrs. Albert and Berger are members of the class whose term expires at the 2016 Annual Meeting, and Messrs. Deutsch, Leight and Walsh are members of the class whose term expires at the 2017 Annual Meeting.

The Board has nominated Ms. Dickins and Mr. Weiss for re-election and the nominees have indicated a willingness to serve. The members of the two other classes of directors will continue in office for their existing terms. Upon the expiration of the term of a class of directors, the nominees for such class generally will be nominated for election to three-year terms at the Annual Meeting of Stockholders held in the year in which such term expires.

The persons named as proxies on the proxy card will vote the proxies received by them for the election of Ms. Dickins and Mr. Weiss, unless otherwise directed. In the event that a nominee becomes unavailable for election at the Annual Meeting, the persons named as proxies in the enclosed proxy card may vote for a substitute nominee at their discretion as recommended by the Board.

Family Relationships

Jonathan W. Berger, our Chief Executive Officer and a director, and Nathan D. Leight, our Board Chair, are cousins.

Agreements with Respect to Nominees

There are no agreements with respect to the nominees for director.

Vote Required and Recommendation

The nominees for director will be elected for three-year terms provided that they receive a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. This means that, if a quorum is present, the two persons receiving the greatest number of votes at the Annual Meeting will be elected to serve as directors. As a result, withholding authority to vote for a director nominee and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE ABOVE NAMED NOMINEES TO THE BOARD OF DIRECTORS.

Nominees For Election at the 2015 Annual Meeting

Denise E. Dickins
Age: 53 (b. 1961)
Director since: 2013
Term expires: 2015

Great Lakes Committees:

•	Audit Committee (Chair)

Business Experience:

Ms. Dickins is an Associate Professor of Accounting and Auditing for East Carolina University where she has taught corporate governance and auditing since 2006. From 2002 to 2006, Ms. Dickins was an instructor of various accounting courses at Florida Atlantic University. Prior to 2002, Ms. Dickins served as Partner-in-charge of Arthur Andersen’s South Florida audit practice. Ms. Dickins has authored and co-authored numerous articles across a range of domestic and international auditing, compliance and governance topics, which have been published in several academic and professional journals including, Auditing: A Journal of Practice & Theory, International Journal of Auditing, International Journal of Disclosure & Governance, and the CPA Journal. Ms. Dickins’ professional affiliations include American Accounting Association—Auditing Section (Member); and Institute of Internal Auditors (Member). Ms. Dickins is a Certified Public Accountant and Certified Internal Auditor.

Education:

•	Ph.D., Business Administration, Florida Atlantic University

•	B.S., Accounting and Finance, Florida State University

Public Directorships (other than Great Lakes):

•	Watsco, Inc., an independent distributor of heating, air conditioning and refrigeration in the United States, Canada and Mexico (2007—present)

•	Steiner Leisure LTD, a diversified consumer services company providing spa services and personal care products worldwide (2009—present)

•	TradeStation Group, Inc., an on-line brokerage firm serving active trader and certain institutional trader markets (2006-2011)

Private Directorships:

•	Auxis, Inc., a private company providing management consulting and outsourcing services in the United States and Latin America (2012-2014)

Skills and Qualifications:

•	Management Experience. Experience as a partner in charge of an audit division managing 120 people and responsible for revenues of a $120 million business unit.

•

Audit/Accounting.    Ms. Dickins is an Associate Professor of Accounting and Auditing, a Certified Public Accountant and a Certified Internal Auditor, and has authored numerous published articles covering auditing topics. Ms. Dickins qualifies as an Audit Committee Financial Expert.

•

Corporate Governance.    Serves on the Board of three companies, and chairs the Audit Committee of two additional publicly-traded companies. Ms. Dickins teaches courses in Corporate Governance, and has authored numerous published articles covering corporate governance topics.

Jason G. Weiss
Age: 45 (b. 1969)
Director since: 2006
Term expires: 2015

Great Lakes Committees:

•	Compensation Committee

•	Nominating and Corporate Governance Committee

Business Experience:

Since June 2009, Mr. Weiss has been the managing member and sole owner of Terrapin Palisades Ventures, LLC, a private investment company and the general partner of several California and Uruguay-focused agricultural investment partnerships as well as a New Zealand real estate focused investment partnership. From 1988 to June 2009, Mr. Weiss was a managing member and co-founder of Terrapin Partners LLC, Terrapin Asset Management, LLC and TWF Management Company LLC, all private equity and asset management companies. Mr. Weiss served as Chief Executive Officer, Secretary and a member of the Board of Directors of Aldabra Acquisition Corporation from Aldabra’s inception in 2004 until the completion of the Aldabra merger with Great Lakes. From March 2007 until February 2008, Mr. Weiss was the Chief Executive Officer of Aldabra 2 Acquisition Corporation. In February 2008, Aldabra 2 acquired the paper and packaging assets of Boise Cascade, LLC (now Boise Inc.). Mr. Weiss serves as the Vice Chairman of the national board of the Humane Society of the United States (“HSUS”), the largest animal protection organization in the world. He is the Chairman of HSUS’ Investment and Pension Trust Committee (which has approximately $200 million of assets), the Chairman of HSUS’ Risk Management Committee, and he serves on HSUS’ Executive Committee.

Education:

•	J.D., Harvard Law School (cum laude)

•	B.A., University of Michigan (with Highest Distinction)

Public Directorships (other than Great Lakes):

•	Boise Inc.—a leading manufacturer of packaging and paper products (2008—2013)

Private Directorships:

•	The Humane Society of the United States

Skills and Qualifications:

•	Private Equity, Investment and Asset Management. Extensive background in private equity, investment and asset management.

•	Management Experience. Previous experience as a Chief Executive Officer in a variety of industries.

•	Legal Background.

Directors Whose Term Will Continue Following the 2015 Annual Meeting

Carl A. Albert
Age: 73 (b. 1942)
Director since: 2010
Term expires: 2016

Great Lakes Committees:

•	Audit Committee

•	Compensation Committee (Chair)

Business Experience:

Since 2000, Mr. Albert has served as Board Chair and Chief Executive Officer of Fairchild Venture Capital Corporation, a private investment firm. From 1990 to 2000, he was the majority owner, Chairman and Chief Executive Officer of Fairchild Aerospace Corporation and Fairchild Dornier Luftfahrt, GmbH, both aircraft manufacturers. After providing start-up venture capital, he served from 1981 to 1988 as the Board Chair and Chief Executive Officer of Wings West Airlines, a regional airline that was acquired in 1988 by AMR Corporation, the parent of American Airlines. Mr. Albert also served as Board Chair of Boise, Inc. for five years until October 2013 when Boise, Inc. was acquired by Packaging Corporation of America for an aggregate transaction value of approximately $2 billion. Earlier in his career, he was an attorney practicing business, real estate and corporate law.

Education:

•	L.L.B., University of California at Los Angeles School of Law

•	B.A., University of California at Los Angeles

Public Directorships (other than Great Lakes):

•	Boise Inc.—a leading manufacturer of packaging and paper products (2007—2013)

Private Directorships:

•	Fairchild Venture Capital Corporation, a private investment firm (2000—present)

Skills and Qualifications:

•	Management Experience. Over the last three decades, Mr. Albert has been the CEO of several businesses in the transportation and transportation manufacturing industries.

•	Corporate Governance. Served on several public boards, including as Chair of another publicly traded company.

•	International. Particular experience in European companies and transactions.

•	Finance/Capital Allocation/Strategy. Experience in other capital-intensive industries, and in other service industries.

Jonathan W. Berger
Age: 56 (b. 1959)
Director since: 2006
Term expires: 2016

Business Experience:

Mr. Berger was named Chief Executive Officer in September 2010 and has served as a member of our Board since our merger with a subsidiary of Aldabra Acquisition Corporation on December 26, 2006. Mr. Berger was the managing partner at Tellurian Partners, LLC, a consulting firm, from August 2009 until September 2010. From January 2002 until July 2009, Mr. Berger was a managing director and co-head of Corporate Finance for Navigant Consulting, Inc. (“NCI”), a New York Stock Exchange-listed consulting firm. Mr. Berger was also President of Navigant Capital Advisors, LLC, the wholly owned broker-dealer of NCI during a portion of that time. From January 2000 to March 2001, Mr. Berger was president of DotPlanet.com, an Internet services provider. From 1983 to December 1999, Mr. Berger was employed by KPMG, LLP, an independent public accounting firm, where he served as a partner from August 1991 to December 1999; he was in charge of the corporate finance practice for three of those years. Mr. Berger was a Director and Chair of the Audit and Compensation Committees of Boise, Inc. Mr. Berger is a Certified Public Accountant.

Education:

•	M.B.A., Emory University

•	B.S., Cornell University

Public Directorships (other than Great Lakes):

•	Boise Inc.—a leading manufacturer of packaging and paper products (2007—2013)

Skills and Qualifications:

•	Management Experience. Experience as a senior manager with a large national corporate audit firm, and a prominent consulting firm, and his executive experience with the Company.

•	Audit/Accounting. Experience as an executive with a prominent investment advisor, and as a leader of a large corporate consultant, with over 25 years of accounting experience.

•	Acquisitions/Investment. Extensive experience with acquisitions, divestitures, capital raising and allocation.

•	Corporate Governance. Experience chairing audit and compensation committees of another publicly-traded company; and as a former chair of the Company’s Audit Committee before becoming its CEO.

•	Strategic Planning. Focused on strategic issues for publicly traded companies for many years in the consulting industry.

Peter R. Deutsch
Age: 58 (b. 1957)
Director since: 2006
Term expires: 2017

Great Lakes Committees:

•	Audit Committee

•	Nominating and Corporate Governance Committee

Business Experience:

Mr. Deutsch has been an attorney in private practice since 1983. He was a member of the Board of Directors of Aldabra Acquisition Corporation from Aldabra’s inception in 2004 until the completion of the Aldabra merger with Great Lakes. Mr. Deutsch was a member of the United States House of Representatives from January 1993 until January 2005 representing the 20th Congressional District of Florida. He served on the House Energy and Commerce Committee from January 1994 until January 2005. He was the Ranking Democrat on the Oversight and Investigations Subcommittee during the 104th, 107th and 108th Congresses. Mr. Deutsch was the Ranking Democrat in the investigations of Enron Corporation, Martha Stewart Living Omnimedia Inc., Bridgestone/Firestone Tires and the conflict of interest abuses at the National Institutes of Health. He was also a member of the subcommittees on Telecommunications and the Internet, the Environment and Hazardous Materials and Consumer Trade and Protection. Prior to serving in Congress, Mr. Deutsch served in the Florida House of Representatives from November 1982 until November 1992, where he served on the Veterans Affairs Committee, the Health Care Committee and the Criminal Justice Committee, and as Chairman of the Insurance Committee.

Education:

•	J.D., Yale University Law School

•	B.S., Swarthmore College

Public Directorships (other than Great Lakes):

•	None

Skills and Qualifications:

•

Government/Public Policy.    Extensive elected governmental experience, including leadership positions in both the Florida Legislature and the United States Congress; his Congressional District included several ports and one of the largest coastlines of any Congressional District in the United States and in Congress he was a leader in several successful major infrastructure appropriation projects.

•	Business Ethics. Experience investigating corporate fraud and conflict of interest abuses.

•	Legal Expertise.

Nathan D. Leight
Age: 55 (b. 1959)
Director since: 2006
Term expires: 2017

Great Lakes Committees:

•	Nominating and Corporate Governance Committee (Chair)

Business Experience:

Mr. Leight has served as a director of the Company since 2006 and was elected Board Chair in March 2011. Mr. Leight is the managing member of Terrapin Partners LLC, a private firm focused on private equity and venture capital investing. Mr. Leight is chairman and chief investment officer of Terrapin Asset Management, LLC, which manages alternative investments, including multi-manager hedge fund portfolios for private funds, high net worth individuals and financial institutions and niche-oriented private funds. Mr. Leight is chairman of TICO Management Company, LP, which makes specialty loans to small businesses. Mr. Leight has served as chairman of Terrapin 3 Acquisition Corporation since July 2014. Mr. Leight served as chairman of Aldabra Acquisition Corporation from Aldabra’s inception in 2004 until the completion of the Aldabra merger with Great Lakes. From 2007 until 2008, Mr. Leight was the Chairman of Aldabra 2 Acquisition Corporation. In 2008, Aldabra 2 acquired the paper and packaging assets of Boise Cascade, LLC to form Boise Inc., which was acquired by Packaging Corporation of America in October 2013. Previously, Mr. Leight served as chief executive officer of e-STEEL LLC, an internet-based steel marketplace, as chief executive officer of VastVideo, Inc., a special interest video content and technology provider, and as a director of both Boise Inc. and TradeStation Group, Inc.

Education:

•	A.B., Harvard College (cum laude)

Public Directorships (other than Great Lakes):

•	Boise Inc.—a leading manufacturer of packaging and paper products (2007—2012)

•	TradeStation Group, Inc.—on-line brokerage firm serving active trader and certain institutional trader markets (2009—2011)

Private Directorships:

•	Jerusalem Foundation, Inc. (USA)

•	Adrienne Arsht Center for the Performing Arts of Miami-Dade County

•	The Miami Foundation

Skills and Qualifications:

•	Private Equity, Investment and Asset Management. Over 30 years of experience in asset and hedge fund management, venture capital, and private equity investing.

•	Corporate Governance. Experience in nominating and compensation committees of other publicly traded companies.

Michael J. Walsh
Age: 60 (b. 1955)
Director since: August 2014
Term expires: 2017

Great Lakes Committees:

•	Compensation Committee

Business Experience:

Major General Walsh USA (Ret.) currently serves as Vice President—Water Resources and Coastal Resiliency at Dewberry, a privately held professional services firm, based in Fairfax, VA. He previously served as Deputy Commanding General for Civil and Emergency Operations for the U.S. Army Corps of Engineers (the “Corps”) from 2011 to 2013 and at increasing roles at the Army since 1977.

Education:

•	M.S., University of Florida

•	B.S., Brooklyn Polytechnical University

•	United States Army Command and General Staff College and Army War College

Public Directorships (other than Great Lakes):

•	None

Skills and Qualifications:

•	Government Contracting Experience. Extensive experience in government contracting.

•	Leadership Skills. Track record of leadership.

•	U.S. Army Corps of Engineers Experience. Prior Corps career provides invaluable insights into the needs and priorities of the Company’s largest client.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

The Board is led by an independent Board Chair. Mr. Nathan D. Leight was elected Board Chair in March 2011. Pursuant to the Company’s Bylaws, the Board is permitted to either separate or combine the positions of Chief Executive Officer and Board Chair as it deems appropriate from time to time. We currently separate the roles of Chief Executive Officer and Board Chair in recognition of the differences between the two roles as they are presently defined. At present, the Board believes that separation of the positions of Chief Executive Officer and Board Chair improves the ability of the Board to exercise its oversight role over management, provides multiple opportunities for discussion and evaluation of management decisions and the direction of the Company, and ensures a significant role for the Board’s non-management directors in the oversight and leadership of the Company.

The Board understands that maintaining qualified independent and non-management directors on the Board is an integral part of effective corporate governance. There are presently six directors who are independent within the meaning of the NASDAQ Marketplace Rules (Messrs. Albert, Deutsch, Leight, Walsh and Weiss, and Ms. Dickins) and one management director (Mr. Berger). Accordingly, the Board believes its current leadership structure strikes an appropriate balance between independent directors and directors affiliated with the Company, which allows the Board to effectively represent the best interests of the Company and its stockholder base.

When the Chief Executive Officer is concurrently serving as the Board Chair, the Board may elect an independent Lead Director.

The position of the independent Board Chair, or the Lead Director when the Chief Executive Officer is concurrently serving as the Board Chair, is intended to provide a check and balance on the role and responsibilities of the Chief Executive Officer. Our independent Board Chair and/or the Lead Director is expected to, among other things:

•	chair meetings (including executive sessions) of the independent directors;

•	act as principal liaison between the independent directors and our Chief Executive Officer;

•

help develop Board agendas with our Chief Executive Officer to ensure that topics deemed important by the independent directors are included in board discussions and sufficient executive sessions are scheduled as needed;

•

advise our Chief Executive Officer on quality, quantity and timeliness of information supplied by management to the independent directors and act as the liaison between the independent directors and our Chief Executive Officer to make certain that any additional information requested by directors is included in the materials prepared by management for the Board;

•	assist management in the development and execution of a strategic plan;

•	support financing and capital spending initiatives;

•	represent the Company at meetings with business partners, industry representatives and potential clients;

•	communicate regularly with each director to be certain that every director’s views, competencies and priorities are understood; and

•	ensure directors and management function as a team in the best interest of all stakeholders.

The Board believes that the independent Board Chair is a strategic role that continues to add value to the Company.

The Board’s Role in Risk Management for the Company

As part of our risk management process, senior management discusses and identifies major areas of risk on an ongoing basis and periodically reviews these risks with the Board. The Company’s management process is designed to enable the Board to best determine our risk management profile and oversee our risk management strategies. The Board delegated oversight of this enterprise risk management process to the Audit Committee. This process employs a framework for identifying and assessing key strategic, operational, financial and compliance risks based upon guidelines of the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). In 2014, the Company adopted the COSO 2013 framework. This framework has allowed the Company to enhance its internal control environment, which is an integral part of enterprise risk management. The product of this process is a risk management overview that is shared with the Audit Committee.

On an ongoing basis, the various committees of the Board address risk in the areas relevant to their scope. For example:

•

the Nominating and Corporate Governance Committee evaluates the Board, individual Board members and the Board committees, oversees compliance with ethics policies and considers matters of corporate governance;

•

the Compensation Committee reviews and approves corporate goals relating to our chief executive officer’s compensation and approves total compensation for our senior executives in a manner that does not encourage excessive risk taking; and

•	the Audit Committee oversees the integrity of our financial reporting process and systems of internal controls.

The Compensation Committee performs an annual review of the compensation programs and procedures by which compensation decisions are made. The Committee analyzes whether the program encourages unnecessary or excessive risk taking.

We do not believe risks arising from our executive and broad-based compensation policies and practices are reasonably likely to have a material adverse effect on the Company or our business, nor do we believe that the compensation programs encourage unnecessary or excessive risk taking.

The Compensation Committee reviews and approves corporate goals relating to our Chief Executive Officer’s compensation and approves total compensation for our senior executives. In addition, as part of our risk management process, senior management periodically identifies and discusses major areas of risk with the Board. As part of its regular reports to the Board, the Committee discusses the potential for unnecessary or excessive risk taking. For more detail on the process by which compensation is set, see page 34, “Compensation Philosophy and Objectives.”

Specifically, the Board and the Compensation Committee control risks arising from compensation policies and practices in part by controlling the mix of cash and long term equity incentives. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonuses are capped for all named executive officers at 200% of target and bonuses for all of our named executive officers are tied to overall corporate performance or overall division performance. The compensation provided to the executive officers in the form of long term equity awards helps further align executives’ interests with those of the Company’s stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company’s stock price and operating performance and because awards are staggered and subject to long term vesting schedules. Our long term equity awards in combination with our stock ownership requirements help ensure that executives have significant value tied to long term stock price performance and therefore are cognizant of how short term decisions impact the long term health of the organization. In addition, management, the Compensation Committee and the Board each consider the risks associated with accounting and reporting, project cost estimating, compliance and safety.

More specifically, the Compensation Committee retains subjective discretion to adjust short term incentive formulas, which allows the Compensation Committee to review the results from the fiscal year and determine whether, despite achievement of financial goals, the intents and purposes of the Annual Bonus Plan were met. In doing so, the Compensation Committee may consider whether activities taken during that fiscal year comport with the Company’s strategic plan and align management objectives with stockholder interests. As a result, the incentive may be adjusted on an individual basis, despite achievement of formulaic targets.

In addition, certain awards granted in 2014 under our long term incentive plan are comprised of equity that vests over a three year period. These equity awards were structured to induce our executive officers to focus on the long term capital appreciation, health and viability of the Company rather than a short term increase in stock price.

Finally, the Company has a recoupment policy, which requires certain compensation to be repaid to the Company if awarded as a result of misstated earnings. The Board will reevaluate and, if necessary, revise the recoupment policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the Securities and Exchange Commission (“SEC”) and the NASDAQ Stock Market finalize the rules implementing recoupment requirements.

Board Composition and Committee Structure

Our Board of Directors currently consists of seven members and has a separately standing Audit Committee, Compensation Committee and Nominating, and Corporate Governance Committee. The following table provides membership information as of April 2, 2015 for each of our Committees of the Board of Directors:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Carl A. Albert	X		X	*	X

Peter R. Deutsch	X				X

Denise E. Dickins	X	*

Nathan D. Leight					X	*

Michael J. Walsh**			X

Jason G. Weiss***			X		X

*	Denotes Committee Chair.

**	Mr. Walsh became a member of our Compensation Committee on July 30, 2014.

***	Mr. Weiss became a member of our Nominating and Corporate Governance Committee on May 7, 2014.

Below is a description of each Committee of our Board of Directors.

Audit Committee.    The Audit Committee is comprised of Ms. Dickins and Messrs. Albert and Deutsch, each of whom has been determined to be an independent director according to the rules and regulations of the SEC and the NASDAQ Stock Market. Additionally, our Board has determined that Ms. Dickins is an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee charter requires that all of its members be “independent directors,” as such term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

The Audit Committee operates under a written charter, a copy of which is available on our website at www.gldd.com or may be obtained by writing to our Corporate Secretary at our principal executive office. Under this charter, the Audit Committee is responsible for:

•	monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	monitoring the independence and performance of our independent auditor and overseeing the activities and performance of our internal audit function;

•	appointing and/or replacing our independent auditor and approving any non-audit work performed for us by the independent auditor;

•	preparing the report of the Audit Committee required to be included in the Company’s annual report or proxy statement;

•	providing an avenue of communication among the independent auditor, management and our Board; and

•	reviewing its charter and recommending changes to the Board.

The Board also delegated oversight for the risk assessment and management process to the Audit Committee.

The Audit Committee held eight meetings during 2014. The Audit Committee met in executive session at various times throughout the year with the independent auditor and internal audit manager.

Compensation Committee.    The Compensation Committee is comprised of Messrs. Albert, Walsh and Weiss, each of whom has been determined to be an independent director according to the rules and regulations of the NASDAQ Stock Market and each of whom is considered to be a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this proxy statement, and an “outside director” under section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Tax Code” in this proxy statement.

The Compensation Committee operates under a written charter, a copy of which is available on our website at www.gldd.com or may be obtained by writing to our Corporate Secretary at our principal executive office. Under this charter, the Compensation Committee is responsible for:

•

reviewing and approving goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the Chief Executive Officer’s performance according to these goals and objectives and determining and approving the Chief Executive Officer’s compensation level based on this evaluation;

•	approving total compensation for executive officers, including oversight of all executive officer benefit plans;

•	overseeing our general cash-based and equity-based incentive plans;

•	retaining and consulting with independent compensation specialists, and making a formal determination of their independence from management;

•	producing a Compensation Committee report on executive compensation as required by the SEC to be included in our annual proxy statement; and

•	reviewing its charter and recommending changes to the Board.

The Compensation Committee held eight meetings during 2014.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is comprised of Messrs. Albert, Deutsch, Leight and Weiss. Messrs. Albert, Deutsch, Leight and Weiss have been determined to be independent directors according to the rules and regulations of the NASDAQ Stock Market.

The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on our website at www.gldd.com or may be obtained by writing to our Corporate Secretary at our principal executive office. Under this charter, the Nominating and Corporate Governance Committee is responsible for:

•	developing and reviewing periodically succession plans of the Chief Executive Officer and screening and recommending to the Board candidate(s) qualified to become Chief Executive Officer;

•

developing and recommending qualification standards and other criteria for selecting new directors, identifying and evaluating individuals qualified to become Board members consistent with qualification standards and other criteria approved by the Board and recommending to the Board such individuals as nominees to the Board for its approval;

•	overseeing evaluations of the Board, individual Board members and the Board committees;

•	establishing total compensation for the Board;

•	overseeing our compliance with ethics policies and considering matters of corporate governance; and

•	reviewing its charter and recommending changes to the Board.

The Nominating and Corporate Governance Committee does not set specific minimum qualifications for director positions. Instead, the Nominating and Corporate Governance Committee believes that nominations for election or re-election to the Board should be based on a particular candidate’s merits and our needs after taking into account the current composition of the Board. The Nominating and Corporate Governance Committee considers potential candidates for director who may come to the attention of the Nominating and Corporate Governance Committee through current directors, professional executive search firms, stockholders or other persons. When evaluating candidates annually for nomination for election, the Nominating and Corporate Governance Committee considers all relevant factors regarding the candidates, including an individual’s skills, diversity, independence from us, experience in areas that address the needs of the Board and ability to devote adequate time to Board duties. The Nominating and Corporate Governance Committee also seeks to achieve the appropriate balance of industry and business knowledge and experience, including, without limitation, expertise in the dredging industry, the function and needs of the Board, financial expertise, public company experience, personal integrity and reputation.

Whenever a new seat or a vacated seat on the Board is being filled, candidates that appear to best fit our needs are identified and unless such individuals are well known to the Board, they are interviewed and further evaluated by the Nominating and Corporate Governance Committee. Candidates selected by the Nominating and Corporate Governance Committee are then recommended to the Board. After the Board approves a candidate, the Chair of the Nominating and Corporate Governance Committee extends an invitation to the candidate to join the Board.

When evaluating director candidates and considering incumbent directors for re-nomination to the Board, the Nominating and Corporate Governance Committee considers a variety of factors. These include each nominee’s independence, financial literacy, industry knowledge, personal and professional accomplishments, experience in light of the needs of the Board and Company and availability. For incumbent directors, the factors include past performance on the Board or in the Company and contributions to their respective committees, if any.

The Nominating and Corporate Governance Committee will consider stockholder recommendations for candidates for membership on the Board, provided that a complete description of such proposed nominee’s qualifications, experience and background, together with a statement signed by each proposed nominee in which he or she consents to act as such, accompanies the recommendations, and provided further that any such recommendation must also be made according to the procedures, and within the same time deadlines, applicable under our Bylaws to director nominations. Such recommendations should be submitted in writing to the attention of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, Illinois 60523 and should not include self-nominations.

The Nominating and Corporate Governance Committee held two meetings during 2014.

Attendance at Board of Directors and Committee Meetings.    Our Board of Directors held 11 meetings during 2014. Each member of the Board attended at least 75% of all meetings of the Board and those Board committees on which he/she served in 2014. The members of our Board are encouraged to attend our Annual Meeting of Stockholders. In May 2014, all members of our Board then in office attended our Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of Great Lakes or any of our subsidiaries during fiscal 2014, or was a former officer or employee of the same, except that Mr. Weiss was Aldabra’s chief executive officer, secretary and a member of Aldabra’s board of directors from Aldabra’s inception until the completion of the Aldabra merger in December 2006 (the “Aldabra merger”). As discussed more thoroughly below in “Director Independence”, the Board does not consider Mr. Weiss’s service as an officer or director of Aldabra as affecting his independence. No interlocking relationship existed during the fiscal year ended December 31, 2014 between our Board or Compensation Committee and the board or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Director Independence

The Board of Directors has determined that Messrs. Albert, Deutsch, Leight, Walsh and Weiss, and Ms. Dickins, constituting a majority of the Board, are independent directors, as such term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules. In reaching the conclusion that Mr. Leight is independent, the Board considered the fact that he is the cousin of Mr. Berger. The Board concluded that this relationship did not impact the independence of this director under applicable NASDAQ Marketplace Rules.

In reaching the conclusion that Mr. Weiss is independent, the Board considered that he had served as chief executive officer of Aldabra until the date of the completion of the Aldabra merger. Factors influencing the Board’s decision included: Aldabra was a blank check company; Mr. Weiss has not been employed by the Company; Mr. Weiss has not been involved in the operations of the Company; and Mr. Weiss does not have any other conflicting relationships or related party transactions with the Company.

Executive Sessions of Independent Directors

The independent directors of the Board meet periodically in executive sessions without our management present. Stockholders wishing to communicate with the independent directors may contact them by writing to: Independent Directors, c/o Corporate Secretary, Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, Illinois 60523. Any such communication will be promptly distributed to the directors named in the communication in the same manner as described below in “Communications with the Board of Directors.”

Code of Ethics

We have a written Code of Business Conduct and Ethics (the “Code”) that applies to all members of the Board and our employees, including our principal executive officer, principal financial officer, controller and persons performing similar functions. The Code is reviewed and updated on a regular basis, and a new version of the Code was adopted by the Board in November 2012. All of our salaried employees have reviewed and certified compliance with the Code. In addition, on an annual basis, all of our salaried employees receive training on the Code. Senior management, as well as individuals with responsibility for foreign operations or purchasing, receive additional training on the Foreign Corrupt Practices Act and other international compliance topics.

Our Code can be found on our website at www.gldd.com. We will post on our website any amendments to or waivers of the Code for executive officers or directors, in accordance with applicable laws, regulations and listing standards. A copy also may be obtained by writing to our Corporate Secretary at our principal executive office.

Communications with the Board of Directors

Stockholders and other interested parties wishing to communicate with our Board of Directors can send communications to one or more members of the Board by writing to the Board or to specific directors (including independent directors or committee chairs) or to a group of directors at the following address:

Great Lakes Dredge & Dock Corporation Board of Directors

c/o Corporate Secretary

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

Any such communication will be promptly distributed by the Corporate Secretary to the individual director or directors named in the communication or to all directors if the communication is addressed to the entire Board of Directors. Every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.

Compensation of Directors

Non-employee directors receive compensation for Board service which is designed to fairly compensate directors for their Board responsibilities. An employee director receives no additional compensation for Board service. The Nominating and Corporate Governance Committee has the primary responsibility to review and consider any revisions to directors’ compensation. Director compensation is typically reviewed annually by the Nominating and Corporate Governance Committee, which recommends any changes to the Board for approval. The Compensation Committee bears responsibility for reviewing and approving any grants of common stock to our directors.

The Compensation Committee and the Board reviewed the demands and duties of the Board Chair above and beyond those of other non-employee directors and approved the payment of additional compensation to the Board Chair of $250,000 for each of 2012, 2013 and 2014, payable 100% in fully vested shares of our common stock. The Board Chair’s strategic role in matters related to the Company, as well as the increased amount of time in which the Board Chair is expected to work on behalf of the Company, were key factors in the Board’s decision. On November 20, 2014 the Board approved the annual retainer of the Board Chair for fiscal year 2015 as $150,000, payable in four equal installments of fully vested shares of our common stock at the end of each fiscal quarter.

The Compensation Committee and the Board also reviewed the demands and duties of the non-employee directors of the Board and considered the annual retainers in light of the time, effort and resources required of the non-employee directors in the performance of their Board duties and for service on certain committees. The Board approved no increases in director compensation in 2014.

Each of our non-employee directors currently receives an annual retainer of $155,000, payable quarterly in arrears. The retainer is payable 50% in cash and 50% in fully vested shares of our common stock. In addition to the annual retainer, our Board approved the annual retainers for committee service as set forth below. The committee annual retainers are paid in cash to the committee members each quarter in arrears. Non-employee directors are subject to a stock retention requirement and are required to retain common stock in the amount of five times the annual cash retainer received for service as a member of the Board. For 2014, that amount was $387,500 in common stock. Until the required ownership level is achieved, non-employee directors are required to hold at least 50% of the shares received as equity compensation (after taxes).

Annual Compensation for Board and Committee Service During 2014

	Board		Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Chair	$250,000	(1)	$17,500	$10,000	$5,000
Member	$155,000		$5,000	$3,750	$2,500

(1)	The annual retainer earned by the Board Chair is in addition to the annual retainer earned for serving as a member of the Board.

The following table sets forth the compensation paid to each of our non-employee directors for the year ended December 31, 2014.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Carl A. Albert	$95,081	$77,487	$—	$172,568
Stephen H. Bittel(4)	$86,268	$77,487	$—	$163,755
Peter R. Deutsch	$85,018	$77,487	$—	$162,505
Denise E. Dickins	$91,893	$77,487	$—	$169,380
Nathan D. Leight	$83,764	$327,483	$—	$411,247
Douglas B. Mackie(5)	$28,010	$26,908	$—	$54,919
Michael J. Walsh(6)	$34,152	$32,572	$—	$66,724
Jason G. Weiss	$85,081	$77,487	$—	$162,568

(1)	As an employee of the Company, Mr. Berger is not entitled to additional compensation for serving on the Board. See the “Summary Compensation Table for Year Ended December 31, 2014” for his employee compensation information.

(2)	Messrs. Albert, Bittel, Deutsch, Leight, Weiss and Ms. Dickins each received an award of $77,487 in fully vested shares of our common stock equal to $19,374 on March 31, $19,368 on June 30, $19,374 on September 30 and $19,371 on December 31, 2014. Mr. Mackie received an award of $26,908 in fully vested shares of our common stock equal to $19,374 on March 31 and $7,355 on June 30, 2014. Mr. Walsh received an award of $32,572 in fully vested shares of our common stock equal to $13,200 on September 30 and $19,371 on December 31, 2014. In addition, for serving as Board Chair, Mr. Leight received an additional award of fully vested shares of our common stock equal to $62,495 on March 31, $62,506 on June 30, $62,498 on September 30 and $62,497 on December 31, 2013. The shares had a grant date fair value of $9.13 per share on March 31, $7.99 per share on June 30, $6.18 per share on September 30 and $8.56 per share on December 31, 2014, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation,” referred to in this proxy statement as “FASB ASC Topic 718.” The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(4)	Mr. Bittel resigned from the Board effective on December 31, 2014.

(5)	Mr. Mackie retired from the Board effective upon the expiration of his term on May 6, 2014.

(6)	Mr. Walsh commenced service on the Board on July 30, 2014.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2015. During 2014, Deloitte & Touche LLP also served as our independent registered public accounting firm and, in addition, provided certain tax and other audit-related services. See “Matters Related to Independent Registered Public Accounting Firm—Professional Fees.” Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Vote Required and Recommendation

Deloitte & Touche LLP will be ratified as our independent registered public accounting firm for the year ending December 31, 2015 provided this proposal receives the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, assuming a quorum is present. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of voting against the proposal.

Although we are not required to seek stockholder ratification of this appointment, the Audit Committee and the Board believe it to be sound corporate practice to do so. If the appointment is not ratified, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and persons who own more than 10% of our common stock are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of filings with the SEC and/or written representations and materials furnished to us from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who own more than 10% of our common stock were complied with in 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table is based on 60,349,874 shares of common stock outstanding as of March 20, 2015, and sets forth certain information with respect to the beneficial ownership of our common stock as of the same date by:

•	each person whom we know to own beneficially more than five percent of the outstanding shares of our common stock;

•	each of our directors and named executive officers; and

•	all of our current directors and executive officers as a group.

Unless otherwise stated, each of the persons in the table has sole voting and investment power with respect to the securities beneficially owned.

	Beneficially Owned
	Number of Shares of Common Stock	Percentage of Common Stock
Jennison Associates LLC(1)	5,463,934	9.06%
Dimensional Fund Advisors, L.P.(2)	4,807,685	7.97%
Boston Partners(3)	4,110,106	6.81%
Wellington Management Company, LLP(4)	3,580,093	5.94%
BlackRock Institutional Trust Company, N.A.(5)	3,493,731	5.79%
Rutabaga Capital Management LLC(6)	3,187,670	5.29%
Jonathan W. Berger(7)(8)	483,213	*
Kyle D. Johnson(7)(9)	163,920	*
David E. Simonelli(7)(10)	300,697	*
Mark W. Marinko(7)	0	*
Katherine M. O’Halloran(7)(11)	49,203	*
William S. Steckel(12)	0	*
Maryann A. Waryjas(7)(13)	53,699	*
Carl A. Albert(7)(14)	55,506	*
Stephen H. Bittel(7)(15)	115,482	*
Peter R. Deutsch(7)	91,377	*
Denise E. Dickins(7)	13,466	*
Nathan D. Leight(7)(16)	2,089,884	3.47%
Jason G. Weiss(7)(17)	735,339	1.22%
Michael J. Walsh(7)	4,399	*
All directors and executive officers as a group (14 persons)	4,119,548	6.83%

*	Denotes less than 1%

(1)

Jennison Associates LLC (“Jennison”) may be deemed to be the beneficial owner of 5,463,934 shares of our common stock. Jennison has the sole power to vote or direct the voting of all such shares and the shared power to dispose or direct the disposition of all such shares. Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares of the Company’s common stock held by such Managed Portfolios. Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the Company’s common stock held by the Managed Portfolios. Jennison does not file jointly with Prudential, as such, shares of the Company’s common stock reported on Jennison’s Schedule 13G may be included in the shares reported on the Schedule 13G filed by Prudential. The principal business address of Jennison is 466 Lexington Avenue, New York, New York 10017. The information in this footnote (1) was derived from a Schedule 13G/A filed by Jennison with the SEC on January 27, 2015 reporting ownership as of December 31, 2014.

(2)	Dimensional Fund Advisors LP (“Dimensional LP”) may be deemed to be the beneficial owner of 4,807,685 shares of our common stock. Dimensional LP has sole power to vote or direct the voting of 4,644,143 of such shares and the sole power to dispose or direct the disposition of all shares. Dimensional LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional LP nor its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Schedule 13G/A filed by Dimensional LP are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The principal business address of Dimensional LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. The information in this footnote (2) was derived from a Schedule 13G/A filed by Dimensional LP with the SEC on February 5, 2015 reporting ownership as of December 31, 2014.

(3)	Boston Partners (“Boston Partners”), in its capacity as investment adviser, may be deemed to be the beneficial owner of 4,110,106 shares of our common stock. Boston Partners has sole power to vote or direct the voting of 2,272,506 of such shares and the sole power to dispose or to direct the disposition of all shares. The principal business address of Boston Partners is One Beacon Street, 30th Floor, Boston, Massachusetts 02108. The information in this footnote (3) was derived from a Schedule 13G filed by Boston Partners with the SEC on February 11, 2015 reporting ownership as of December 31, 2014.

(4)	Wellington Management Group LLC (“Wellington Management”), in its capacity as investment adviser, may be deemed to be the beneficial owner of 3,580,093 shares of our common stock. Wellington Management has shared power to vote or direct the voting of 2,074,052 of such shares and the shared power to dispose or to direct the disposition of all shares. The principal business address of Wellington Management is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210. The information in this footnote (4) was derived from a Schedule 13G filed by Wellington Management with the SEC on February 12, 2015 reporting ownership as of December 31, 2014.

(5)

BlackRock Institutional Trust Company, N.A. (“BlackRock”) may be deemed to be the beneficial owner of 3,493,731 shares of our common stock. BlackRock has the sole power to dispose or direct the disposition of 3,342,630 of such shares and the sole power to vote or direct the voting of all shares. The principal business address of BlackRock is 55 East 52nd Street, New York, New York 10022. The information in this footnote (5) was derived from a Schedule 13G/A filed by BlackRock with the SEC on February 2, 2015 reporting ownership as of December 31, 2014.

(6)	Rutabaga Capital Management LLC (“Rutabaga Capital”), in its capacity as investment adviser, may be deemed to be the beneficial owner of 3,187,670 shares of our common stock. Rutabaga Capital has sole power to vote or direct the voting of 2,705,229 of such shares and the sole power to dispose or to direct the disposition of all shares. The principal business address of Rutabaga Capital is 64 Broad Street, 3rd Floor, Boston, Massachusetts 02109. The information in this footnote (6) was derived from a Schedule 13G/A filed by Rutabaga Capital with the SEC on February 13, 2015 reporting ownership as of December 31, 2014.

(7)	The address for each of the stockholders listed in the above table, unless otherwise noted, is c/o Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, Illinois 60523.

(8)	Includes 306,873 options to purchase Common stock, exercisable within 60 days of March 20, 2015.

(9)	Includes 106,202 options to purchase Common stock, exercisable within 60 days of March 20, 2015.

(10)	Includes 238,552 options to purchase Common stock, exercisable within 60 days of March 20, 2015.

(11)	Includes 44,588 options to purchase Common stock, exercisable within 60 days of March 20, 2015.

(12)	Does not include ownership by William S. Steckel as he is no longer employed by the Company and the Company does not have access to information regarding his ownership.

(13)	Includes 30,822 options to purchase Common stock, exercisable within 60 days of March 20, 2015.

(14)	Includes 10,000 shares of common stock held by the Albert-Schaefer Trust, a trust established for the benefit of Mr. Albert and his wife, of which Mr. Albert and his wife are co-trustees.

(15)	Includes 51,393 shares of common stock held by various family trusts.

(16)	Includes (i) 1,621,135 shares of common stock held by the Leight Family 2012 Irrevocable Trust; (ii) 367,250 shares of common stock held by Apple Orange LLC; and (iii) 4,000 shares of common stock held by various custodial accounts.

(17)	Includes (i) 666,562 shares of common stock held by the Jason G. Weiss Revocable Trust dated August 2, 2000 and (ii) 100 shares of common stock held by the wife of Mr. Weiss.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we discuss and analyze the material components of our executive compensation program for our Chief Executive Officer, Chief Financial Officer, former Interim Chief Financial Officer, former Chief Financial Officer and our three other most highly compensated executive officers serving as executive officers of the Company on December 31, 2014 (the “named executive officers”). For 2014, our named executive officers are:

•	Jonathan W. Berger, our Chief Executive Officer

•	Mark W. Marinko, our Senior Vice President and Chief Financial Officer

•	William S. Steckel, our former Senior Vice President and Chief Financial Officer

•	Kyle D. Johnson, our Executive Vice President and Chief Operating Officer

•	David E. Simonelli, our President of Dredging Operations

•	Maryann A. Waryjas, our Senior Vice President, Chief Legal Officer and Corporate Secretary

Under the applicable SEC executive compensation disclosure rules, Katherine M. O’Halloran, our former Interim Chief Financial Officer, is also considered to be a “named executive officer.” Ms. O’Halloran’s compensation is described below in the section entitled “Compensation of Interim Chief Financial Officer.” References in this section to “named executive officer” are not intended to include Ms. O’Halloran.

This section also describes the philosophy and objectives of the Company’s executive compensation program, the goals the program is designed to reward, and the determination of the formulas to measure performance and award levels. For additional information regarding compensation of the named executive officers, see “Executive Compensation.”

The Company believes it is important to incorporate stockholder feedback into the design of our executive compensation program. At the 2014 Annual Meeting of Stockholders, more than 97% of voting stockholders cast an advisory vote in support of the Company’s executive compensation program. In determining and deciding on executive compensation for fiscal year 2014, our Compensation Committee took into account the results of the stockholder advisory vote on executive compensation, particularly the strong support expressed by the Company’s stockholders, as one of many factors considered in deciding the Company’s compensation policies and procedures. The Compensation Committee did not make any changes to the program in response to the stockholder advisory vote on executive compensation.

EXECUTIVE SUMMARY

2014 Business Overview

The year ended December 31, 2014 represented another period of growth in revenue for the Company. Increased revenues were driven primarily by domestic capital revenues and maintenance revenues. Increases in foreign capital and environmental and remediation also contributed to the overall increase in 2014 revenues. On April 24, 2014, the Company completed the sale of the historical demolition business to a privately owned demolition company. On November 4, 2014, the Company augmented its environmental and remediation business through the acquisition of Magnus Pacific Corporation (“Magnus”), a California company engaged in the business of environmental remediation, geotechnical construction, demolition and sediments and wetlands construction. The Company believes that the Magnus acquisition provides the Company with a greater geographic footprint in its environmental and remediation segment and complements the existing skills sets of the Company’s subsidiary, Terra Contracting Services, LLC.

2014 Compensation Highlights

Outlined in the following table are the key components of our 2014 executive compensation program, a description of their purpose, and the key actions and decisions made with respect to each of them for 2014.

Compensation Component and Purpose	Description	Highlights
Base Salary— Allows us to attract and retain executive talent using a fixed component of compensation without incurring excessive fixed costs.	Salary levels are set based on a variety of factors such as competitive market data, individual skills and experience, responsibilities required of the executives in their roles, knowledge, importance of the position to the Company and the difficulty of replacement.	In 2014, the Committee reviewed base salaries for all named executive officers, increasing the base salary for Messrs. Berger, Johnson and Steckel and Ms. Waryjas. The Committee also set the base salary for Mr. Marinko who was hired in June 2014.
Annual Incentive Compensation— Creates incentives and rewards to support the Company’s short term operating objectives.	A range of earnings opportunity, as a percentage of base salary, is established for each executive. Target bonus opportunities are set such that target total annual cash compensation (base salary plus target bonus) is deemed by the Compensation Committee to be appropriate considering the same factors as outlined above for base salaries. Bonus pools are funded based on achievement relative to pre-determined financial measures, as outlined on page 40. Actual bonuses for individuals may be above or below the funded amount, based on a subjective assessment of individual performance and achievement of qualitative goals.

In 2014, the named executive officers participated in the Executive Leadership Performance Bonus Program. The measure used to determine contributions to the bonus pool for Messrs. Berger, Marinko, Johnson, and Ms. Waryjas was Company Adjusted EBITDA. The measure used to determine the contribution to the pool for Mr. Simonelli was the dredging segment’s Adjusted EBITDA.

Company Adjusted EBITDA and dredging segment Adjusted EBITDA were each achieved between threshold and target. Actual bonuses for the named executive officers, as outlined on pages 40-41 were allocated from this pool, with adjustment from funded amounts, if any, based on a subjective assessment of individual performance and achievement of qualitative goals.

Compensation Component and Purpose	Description	Highlights

Long Term Incentive Compensation—

Aligns the interests of management, employees and our stockholders and motivates and rewards achievement of key financial and strategic objectives as well as increases in stockholder value. Also provides a retention mechanism.

Long term incentive target grant values were established for each executive such that total direct compensation (base salary plus target bonus plus target long term incentive grant-date fair value) is deemed by the Compensation Committee to be appropriate considering the same factors as outlined above for base salaries.

In 2014, we used three grant-types in our long term incentive program: stock options, restricted stock units and performance shares.

The Committee believes the three grant types appropriately balance incentives to increase our share price as well as to achieve our operating objectives, while providing an appropriate retention mechanism through multi-year vesting.

In 2014, long term incentive grants for executives who held corporate-wide positions (Messrs. Berger, Johnson, and Ms. Waryjas) were granted 50% in the form of stock options, 25% in the form of restricted stock units, and 25% in the form of performance shares. Long term incentive grants to individuals with business unit responsibilities (Mr. Simonelli) were granted 67% in the form of stock options and 33% in the form of restricted stock units. Mr. Marinko joined the Company in June 2014 and did not receive a long term incentive grant in 2014.

•    Stock options have an exercise price equal to the fair market value of our stock on the date of grant, have a ten-year term, and vest in three equal annual installments, subject to the executive’s continued employment.

•    Restricted stock units vest in full three years from the grant date, subject to the executive’s continued employment.

•    Performance shares under our 2014 program vest three years from the grant date, subject to the executive’s continued employment, as well as a comparison of actual Company Adjusted EBITDA to Budgeted EBITDA for fiscal year 2014. In addition, absolute return on capital (“ROC”) must be at least 6% on average over a two-year performance period for any shares to be earned.

•    Performance shares under our 2013 program were forfeited because our average ROC from 2013-2014 did not exceed the 6% threshold.

Benefits— Support business and human resources strategies to provide equitable value to executives relative to other Company employees.	Named executive officers participate in the same benefits programs that are provided to other employees, including life and medical insurance and 401(k) matching and profit sharing. In 2014, we added a Supplemental Savings Plan for a select group of executives to elect to defer salary and bonus compensation and to receive matching and profit sharing contributions under the same formula as under the 401(k) plan, but without regard to Internal Revenue Service (“IRS”) limits for qualified plans.	For fiscal year 2014, our former 401(k) lost benefit plan was replaced with the Supplemental Savings Plan. The Supplemental Savings Plan is a more traditional nonqualified deferred compensation plan that allows executive officers to receive their full 401(k) match and profit sharing contribution independent of IRS limits. In 2014, Messrs. Berger, Johnson, Simonelli and Ms. Waryjas participated in the Supplemental Savings Plan.

2014 Governance Highlights

Our compensation program incorporates the following practices:

•	The Compensation Committee engages an independent compensation consultant to advise on various executive compensation matters.

•

The Compensation Committee regularly reviews an analysis of the Company’s incentive compensation plans to evaluate whether they are designed to create and maintain stockholder value and do not encourage excessive risk-taking.

•	Much of our executive compensation is variable and linked to meeting our short term and long term financial and strategic goals and to the Company’s stock price performance over time.

•	Perquisites to senior executives are highly limited and generally consist of programs offered to all employees.

•	All senior executives have stock retention requirements to encourage long term alignment of interests and to mitigate risk.

•	We have a recoupment policy, which requires certain compensation to be repaid to the Company if awarded as a result of misstated earnings.

•	The Company does not provide excise tax gross-ups for excess parachute payments under Section 280G of the Tax Code.

•

The Company discourages senior personnel from engaging in hedging or pledging of Company securities and requires the submission of a detailed explanation and justification for any such proposed transactions.

•	The Committee considers the results of the stockholders’ “say-on-pay” vote when determining compensation for the following year.

COMPENSATION PHILOSOPHY AND OBJECTIVES

The Compensation Committee believes that a significant portion of annual and long term compensation paid to our named executive officers should be closely aligned with our operating and financial performance on both a short term and long term basis. The goal of our executive compensation programs is to provide our executives with compensation opportunities and benefits that are viewed by the Compensation Committee to be fair, reasonable and competitive in the marketplace. In addition, these programs are intended to help us recruit and retain qualified executives, provide rewards that are linked to performance, and align the interests of executives with those of our stockholders. Specific objectives of this philosophy are as follows:

•	To attract, motivate and retain highly experienced executives who are considered vital to our short term and long term success, profitability and growth;

•	To achieve accountability for performance by linking annual cash awards to achievement of measurable performance objectives; and

•

To align the interests of executives and stockholders through long term equity incentives that reward executives for the achievement of strategic and financial goals that are designed to successfully drive our operations and thereby enhance stockholder value.

Overall, we believe our executive compensation programs are designed to encourage executive officers to operate the business in a manner that enhances stockholder value in both the short and long term, includes a focus on appropriate risk/reward analysis and are consistent with programs in place among our comparator companies. In 2014, a substantial portion of the executive’s overall compensation was tied to a comparison of adjusted actual EBITDA to adjusted budgeted EBITDA, which represents net income (loss), adjusted for net interest expense, income taxes, depreciation, amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions and other adjustments in the Compensation Committee’s discretion in accordance with the terms of the plan. For 2014, the Compensation Committee modified the definition of Adjusted EBITDA consistent with the modification adopted by the Company in its public disclosures regarding the Company’s financial performance to exclude goodwill or asset impairments, and gains on bargain purchase acquisitions. We use Adjusted EBITDA as a metric for evaluating our executives’ performance-based compensation because it allows us to evaluate our executives’ operational efficiency and their success in translating the value from revenues to the enterprise value of the Company. In 2014, a portion of certain of our executive’s overall compensation was also tied to absolute ROC. The compensation philosophy provides for a direct relationship between compensation and the achievement of our goals and seeks to include management in upside rewards and downside risk.

In addition, we use our equity incentive plan to further align the interests of management with those of our stockholders by granting long term equity to our executives which tie the compensation of our executives to the creation of long term stockholder value. In 2014, the Company granted a combination of stock options, restricted stock units and (for executives with corporate responsibilities) performance shares to its named executive officers, with the mix of equity awards designed to provide balance to the Company’s long term incentive program and satisfy the Company’s goal of increasing retention of executives. Performance shares are grants of share units that vest based on the achievement of performance goals, in addition to continued employment. Performance shares allow the Company to create effective performance incentives and to enhance the financial efficiency of the overall compensation program. The alignment between management interests and our stockholder interests was demonstrated by the forfeiture of performance shares granted in 2013 to certain executives because our average ROC over the two-year performance period (2013-2014) did not meet the threshold performance level.

COMPENSATION PROCESS

Our annual compensation review is undertaken at the direction and under the supervision of the Compensation Committee. Other than our Chief Executive Officer, no executive officers are involved in making recommendations for executive officer compensation. Our Chief Executive Officer is not involved in setting his own compensation levels.

Generally, in the first quarter of each year, the Compensation Committee reviews our historical pay and Company performance information, including our performance relative to the objectives set forth in the prior year’s incentive programs. Based on our performance, as well as recommendations from our Chief Executive Officer, the Compensation Committee approves bonuses for executive officers. The

Compensation Committee also determines the compensation program for the current year. As part of this process, the Compensation Committee reviews the aggregate value of the total compensation opportunities provided to each of the executive officers. Following the review, the Compensation Committee determines current fiscal year annual base salaries, target annual bonus, and long term incentive opportunities for each executive officer. The Compensation Committee also approves the goals, metrics, and weightings for our annual bonus and the performance share component of our long term incentives for the current fiscal year. The determination of budgeted EBITDA, one of the goals upon which our incentive program is premised, is made by the Board in the first quarter. For 2014, the Compensation Committee set performance goals for the annual bonus and long term incentive programs based on the achievement of certain percentages of budgeted EBITDA and absolute ROC.

Long term incentives are awarded pursuant to the 2007 Long-Term Incentive Plan, as amended and restated (the “2007 Plan”) and have historically included stock options, restricted stock units and performance shares. It is the Compensation Committee’s policy to authorize and grant equity awards as of the date of the Compensation Committee meeting at which such awards are approved by the independent, non-management directors who serve on the Compensation Committee, based upon the fair market value of our common stock as of the grant date of the award. The Compensation Committee determines the value of the award to be made to each recipient and the terms and conditions of the awards including the applicable time and performance vesting criteria. For additional detail on the Company’s grants in 2014, refer to “Long Term Incentive Awards” on pages 41-43.

Throughout the year, the Compensation Committee may discuss, as appropriate, the philosophy for the overall compensation packages, and decide whether changes should be made in the design of the package or whether special awards are appropriate or desirable.

Role of Compensation Consultants

Since November 2010, our Compensation Committee has engaged the services of Frederic W. Cook & Co., Inc. (“Cook”) as an independent compensation consultant to advise the Compensation Committee on the reasonableness of compensation levels and on the appropriateness of the Company’s executive compensation program structure in supporting the Company’s business objectives. Cook was engaged by and reports directly to the Compensation Committee. Cook does not perform any other services for the Company. The Compensation Committee has considered the independence of Cook and has concluded that Cook’s engagement does not raise any conflict of interest.

At the time Cook was originally engaged by the Committee, Cook conducted a comprehensive review of the design and structure of our executive compensation programs. The review process included interviews with certain members of our management and the Board to obtain a clear understanding of the Company’s business objectives and the implications of those objectives on compensation strategy. In 2014, the Compensation Committee worked with Cook on a number of matters, including but not limited to the following:

•	presenting a summary of executive compensation levels for our named executive officers as compared to compensation data for executives at companies in our comparator group;

•	reviewing and providing alternatives and recommendations regarding incentive program design practices;

•	examining the group of participants to whom long term incentives are granted;

•	reviewing levels of share usage, fair value transfer and potential dilution;

•	providing competitive analysis and preliminary recommendations on executive severance benefits;

•	providing analytical materials and summaries for Compensation Committee meetings; and

•	consulting on terms and conditions for employment agreements for certain executives.

A key aspect of Cook’s work was the determination of the companies which comprise a group for compensation comparative purposes. Construction of an appropriate comparator group was challenging because there are no direct industry competitors that are public and of similar size.

To develop the comparator group, Cook used the following criteria:

•

Companies in the following S&P Global Industry Classification System (GICS) Industries and Sub-Industries, which include asset-intensive companies that provide large infrastructure and engineering services:

Industries		Sub-Industries
101010	Energy Equipment & Services	10101020	Oil & Gas Equipment & Services
201030	Construction & Engineering	20103010	Construction & Engineering
202010	Commercial Services & Supplies	20201050	Environmental & Facilities Services

•

The resulting companies’ trailing four quarters revenues were examined to see if the results were between one third and three times the Company’s trailing four quarters revenues with additional consideration given to market capitalization.

•

The resulting companies were then further screened on a qualitative basis to include those in the most similar industries to the Company. The resulting comparator group consisted of the following companies:

Aegion Corporation (f/k/a Insituform Tech.)	Matrix Service Company	Sterling Construction
Cal Dive International	MYR Group	Team Inc.
Dycom Industries Inc.	Orion Marine Group	Tetra Tech
Granite Construction Inc.	Pike Electric Corp.	TRC Companies
Layne Christensen	Primoris Services	Willbros Group Inc.

In 2014, the Company added two companies to its comparator group (Cal Dive International and TRC Companies) and removed two companies (MasTec Inc. and Michael Baker Corp.) Since the last determination, Michael Baker Corp. was removed because it was acquired, and MasTec Inc. was dropped because it grew larger than the sample size identified above. Cal Dive International and TRC Companies were added as reasonable business matches, which maintained the sample size and positioned GLDD closer to median in the size measures considered (i.e., annual revenues and market capitalization).

The Compensation Committee utilizes the comparator group as a reference point for decisions relating to compensation programs involving its named executive officers. Executive compensation data from the comparator group is aggregated by the compensation consultant and presented to the Compensation Committee in summary form. The Compensation Committee reviews the aggregated data to obtain a general understanding of current compensation practices in our peer group and as a market check that the Company’s pay practices are generally competitive and fulfill the Compensation Committee’s stated goal of attracting and retaining its named executive officers. The Compensation Committee does not target specific levels of executive compensation as compared to the comparator group and does not utilize the comparator group for benchmarking.

ELEMENTS OF COMPENSATION

The primary elements of our compensation program for named executive officers are base salary, an annual bonus opportunity, and long term incentive awards. Each component is designed to contribute to a total compensation package that is competitive, performance-based, and supportive of our financial and strategic goals. In determining the total compensation of the named executive officers, the Compensation Committee considers our operating and financial performance as a whole, as well as each executive’s execution of the responsibilities associated with his or her respective position. The table below illustrates the mix of the primary components of target compensation opportunity for each named executive officer serving as an executive officer in April 2015 (table may not sum to 100% due to rounding).

Base Salary.    We seek to provide competitive base salaries that allow us to attract and retain executive talent without incurring excessive fixed costs. Accordingly, we consider a variety of factors such as salaries of executives in similar positions in our comparator group, our executives’ skills, experience, and knowledge, responsibilities required of the executives in their roles, importance of the position to the Company and the difficulty of replacement.

Effective January 1, 2014, four of our named executive officers received salary increases. Decisions regarding individual salary levels were based upon a review of multiple criteria including the comparator group market data, the individual’s performance, and the advice of our independent compensation consultant. Additional information regarding individual salary increases is noted below.

Name	FY 2013 Annual Salary		FY 2014 Annual Salary	% Increase over 2013
Jonathan W. Berger(1)		$500,000	$575,000	15.0%
Mark M. Marinko(2)(3)	$	N/A	$300,000	N/A
William S. Steckel(2)(4)		$303,000	$335,000	10.6%
Kyle D. Johnson(5)		$275,000	$320,000	16.4%
David E. Simonelli		$337,000	$337,000	0.0%
Maryann A. Waryjas(6)		$303,000	$325,000	7.3%

(1)	Mr. Berger’s base salary was increased in 2014 to better align with competitive CEO salaries.

(2)	Mr. Steckel departed the Company as of April 23, 2014. Mr. Marinko began employment with the Company as of June 23, 2014. The salary figures listed are Messrs. Steckel’s and Marinko’s annualized salaries for 2014, as opposed to actual base salaries paid in 2014.

(3)	The Compensation Committee set Mr. Marinko’s base salary taking into consideration comparator group market data at the time he joined the Company.

(4)	Mr. Steckel’s base salary was increased in 2014 to better align with competitive CFO salaries.

(5)	Mr. Johnson’s base salary was increased in 2014 to reflect his promotion to Executive Vice President & Chief Operating Officer. The Compensation Committee took into consideration the roles and responsibilities of the position, advice of its compensation consultant, and internal pay equity.

(6)	Ms. Waryjas’ base salary was increased in 2014 to bring her compensation more in line with compensation for chief legal officers in the comparator group.

Annual Bonus Incentive.    The Company’s annual bonus incentive program is designed to be supportive of the Company’s short term operating objectives and to provide competitive target total annual cash compensation opportunities.

Key Executive Performance Bonus Program.    In 2014, the Company granted annual bonus incentives pursuant to the Key Executive Performance Bonus Program, which was administered under the 2007 Plan. Messrs. Berger, Marinko, Johnson and Ms. Waryjas (collectively, the “Corporate Executives”) and Mr. Simonelli (the “Dredging Executive”) participated in the program, which was designed for key executives selected by the Compensation Committee. Mr. Steckel also participated in the program however, in connection with his departure, he forfeited any payout under the program.

The target incentive pool is equal to the sum of each participant’s individual target with the actual incentive pool funded based on achievement of certain performance measures specific to each key executive. Performance for the Corporate Executives is measured based on the financial results of the Company as a whole while performance for the Dredging Executive is measured based solely on the financial results of the dredging segment. For 2014, Company Adjusted EBITDA as compared to budget funded the incentive pool for Corporate Executives and dredging segment Adjusted EBITDA as compared to budget funded the incentive pool for the Dredging Executive:

	Corporate Adjusted EBITDA vs. Budget		Dredging Adjusted EBITDA vs. Budget
	Performance Level	Pool Funding (% Target)	Performance Level	Pool Funding (% Target)
< Threshold	<$ 75.3M	0%	<$ 71.0M	0%
Threshold	$ 75.3M	50%	$ 71.0M	50%
Target	$ 107.6M	100%	$ 101.4M	100%
Maximum	>=$ 139.9M	200%	>=$ 131.8M	200%

*	Performance between threshold and target and target and maximum are linearly interpolated

Both actual Company Adjusted EBITDA and actual dredging Adjusted EBITDA were between threshold and target. Company Adjusted EBITDA of $79.0 million funded the incentive pool at 56% of target and dredging segment Adjusted EBITDA of $89.0 million funded the incentive pool at 80% of target. The Compensation Committee retains subjective discretion to adjust each of the performance measures as it deems appropriate and in accordance with the terms of the plan. Adjustments are generally intended to mitigate the effects of unanticipated events that, unless excluded, would be inconsistent with the intent of the annual bonus incentive program. In 2014, the Compensation Committee did not exercise its subjective discretion to adjust any of the performance measures.

The annual incentive pool is allocated to the key executives based on individual performance, as approved by the Compensation Committee after considering each executive’s performance and the recommendation of the CEO (for participants other than himself). Decisions regarding actual individual incentive awards are based upon funded amounts for the annual incentive pool and a qualitative evaluation of the key executive’s individual contribution to overall company performance. While the Compensation Committee may modify calculated annual incentives from 0-150% based on individual performance, individual modifications are expected to be generally +/- 10% of calculated amounts, except in extraordinary circumstances. At the end of the year, each named executive officer submitted a written self-appraisal regarding the achievement of his or her qualitative goals for the year. For the named executive officers other than the Chief Executive Officer, the appraisals were reviewed by the Chief Executive Officer. The self-appraisal for the Chief Executive Officer was reviewed by the Compensation Committee. The Compensation Committee, in its subjective judgment, awarded annual bonuses to the key executives based on achievement of certain qualitative goals, as follows:

•	Mr. Berger earned a bonus, as a percentage of his target, consistent with the funding level for the Corporate Executives.

•

Mr. Marinko earned a bonus slightly below his target but above the funding level for the Corporate Executives, pro-rated for the amount of time he was employed during the year. The Compensation Committee exercised its subjective discretion to adjust Mr. Marinko’s bonus to reflect the Committee’s assessment that he had performed well in his first partial year as an officer, and that because he had only been an officer for approximately six months, he did not have sufficient time to meaningfully influence corporate financial results.

•

Mr. Johnson earned a bonus of approximately 63% of his target but above the funding level for the Corporate Executives. The Compensation Committee exercised its subjective discretion to adjust Mr. Johnson’s bonus based on the Committee’s assessment of his achievement of qualitative goals, including his work to integrate the Magnus acquisition and close out matters relating to the Company’s former demolition subsidiary.

•	Mr. Simonelli earned a bonus, as a percentage of his target, consistent with the funding level for the Dredging Executive.

•

Ms. Waryjas earned a bonus of approximately 80% of her target but above the funding level for the Corporate Executives. The Compensation Committee exercised its subjective discretion to adjust Ms. Waryjas’ bonus based on the Committee’s assessment of her achievement of qualitative goals, including accomplishments in connection with the resolution of certain claims and litigation matters earlier than expected and under budget.

The table below provides a summary of target individual incentive award opportunities for each of our named executive officers as compared to actual individual incentive awards.

Name	Target Award Opportunity (FY 2014)		Actual Award (FY 2014)	% of Target Opportunity Earned (FY 2014)
	% Salary	$
Jonathan W. Berger	90%	$517,500	$300,000	58%
Mark W. Marinko(1)	50%	$78,462	$75,000	96%
Kyle D. Johnson	50%	$160,000	$100,000	63%
David E. Simonelli(2)	55%	$185,350	$150,000	81%
Maryann A. Waryjas	50%	$162,500	$130,000	80%

(1)	Mr. Marinko began employment with the Company in June 2014. His earned bonus for 2014 was pro-rated based on his start date.

(2)	Mr. Simonelli’s target award opportunity increased from 50% to 55% in 2014 in lieu of a base salary increase for the year because the Compensation Committee desired to tie a greater percentage of Mr. Simonelli’s compensation to performance.

Long Term Incentive Awards.    Long term equity incentive awards are equity awards designed to attract and retain executives, and to strengthen the link between compensation and increased stockholder value. The Board believes that equity awards align the interests of management, employees and our stockholders and motivate and reward achievement of long term financial and strategic objectives as well as increases in stockholder value.

The Compensation Committee and management regularly monitor the environment in which we operate and make changes to our equity program to help us meet our long term financial and strategic goals while attracting, motivating and retaining top talent. In considering the size and type of awards, the Compensation Committee reviews our overall performance for the prior year, the individual executive’s performance for the prior year, the executives’ level of responsibility, historical award data, compensation practices at comparator companies and the value of awards already held by named executive officers. The Compensation Committee targets a level of long term incentives that results in competitive target total direct compensation (base salary plus target bonus plus target long term incentives).

In May 2014, the Compensation Committee granted long term equity incentive awards of stock options, restricted stock units and performance shares. Further details regarding the equity grants are as follows:

•

Time-Based Stock Option Awards.    Stock options focus executives on increasing stockholder value through stock price appreciation. Approximately 50% of the total long term incentive grant value for each of Messrs. Berger and Johnson and Ms. Waryjas and approximately 67% of the total long term incentive grant value for Mr. Simonelli was awarded in the form of stock options.

•

Restricted Stock Units.    Restricted stock units encourage retention and align the interests of management with those of our stockholders. Approximately 25% of the total long term incentive grant value for each of Messrs. Berger and Johnson and Ms. Waryjas and approximately 33% of the total long term incentive grant value for Mr. Simonelli for 2014 was awarded in the form of restricted stock units.

•

Performance Shares.    Performance shares strongly align long term compensation for named executive officers with corporate-wide responsibilities with Company performance. Approximately 25% of the total long term incentive grant value for each of Messrs. Berger and Johnson and Ms. Waryjas under the 2014 program was awarded in the form of performance shares, with vesting ranging from 0%—200% of target based on actual performance. Performance shares granted as part of this program are eligible to vest based on our actual Adjusted EBITDA as compared to budgeted EBITDA for fiscal year 2014. A minimum average 6.0% ROC for a two-year performance period (2014-2015) is also required for the performance shares to be eligible to vest. Any earned shares will vest on the third anniversary of the grant date.

The named executive officers were granted a mix of stock options, restricted stock unit awards and performance shares (as applicable) with total grants and grant-date fair value for the year as follows:

Name	Stock Options		Restricted Stock Units		Target Number of Performance Shares(1)
	# of Options	Grant Date Fair Value	# of Shares	Grant Date Fair Value	# of Shares	Grant-Date Fair Value	Total Target LTI Value
Jonathan W. Berger	99,289	$419,992	28,297	$215,623	28,297	$215,623	$851,238
Mark W. Marinko(2)	—	$—	—	$—	—	$—	$—
William S. Steckel(2)	—	$—	—	$—	—	$—	$—
Kyle D. Johnson(3)	27,628	$116,866	7,874	$60,000	7,874	$60,000	$236,866
David E. Simonelli	31,314	$132,458	8,791	$66,987	N/A	N/A	$199,445
Maryann A. Waryjas	27,628	$116,866	7,874	$60,000	7,874	$60,000	$236,866

(1)	Fair value is calculated in accordance with ASC Topic 718.

(2)	Neither Mr. Marinko nor Mr. Steckel was employed by the Company when long term incentive awards were granted by the Company.

(3)	The Compensation Committee increased Mr. Johnson’s target long term incentive award opportunity from 50% to 75% as a result of his promotion to Executive Vice President and Chief Operating Officer, taking into consideration the roles and responsibilities of the position, advice of its compensation consultant, and internal pay equity.

In February 2015, the Compensation Committee also reviewed the performance metrics for performance shares granted to Messrs. Berger and Steckel and Ms. Waryjas in 2013. Mr. Steckel’s shares were forfeited upon his departure from the Company. The Committee determined that the 6% threshold for ROC was not met for the 2013-2014 performance period and, as a result, Mr. Berger and Ms. Waryjas forfeited the performance shares.

Other Programs.    The Company believes in adopting other benefit programs that are supportive of business and human resource strategies and that provide for the delivery of equitable value to executives relative to lower level employees. The Company strives to avoid programs that do not support an identifiable business objective.

Accordingly, the named executive officers participate in the same benefits programs that are provided to other employees, including life and medical insurance and 401(k) matching and profit sharing. Our 401(k) plan provides that we will match, dollar for dollar, up to 6% of an employee’s salary and bonus that is contributed to his or her 401(k) account. We also may provide a profit sharing contribution to an employee’s 401(k) account as a percentage (between 0% and 10%) of the employee’s salary. However, the IRS limits the total annual contribution for an employee into a qualified plan. This amount was $51,000 for 2014.

In 2014, we replaced our former 401(k) lost benefit plan with the Supplemental Savings Plan, a more traditional nonqualified deferred compensation plan that allows our named executive officers to elect to defer salary and bonus compensation and to receive matching and profit sharing contributions in excess of the maximum amounts that they can defer or receive under the 401(k) plan due to IRS limits. The Compensation Committee implemented the Supplemental Savings Plan as an incentive to attract and retain key executives and eliminated the 401(k) lost benefit plan as that plan was deemed less attractive due to the payment of grossed up earnings. Although the Supplemental Savings Plan will be unfunded, participants may elect to notionally invest deferred amounts in most of the investment alternatives that are available under the qualified 401(k) plan. Participants also will elect when to receive distributions of deferred amounts under the Supplemental Savings Plan. No tax gross-ups will be provided to participants under the Supplemental Savings Plan. In 2014, Messrs. Berger, Johnson, Simonelli and Ms. Waryjas all participated in the Supplemental Savings Plan.

Compensation of Interim Chief Financial Officer.    Ms. O’Halloran served as our Interim Chief Financial Officer from April 24, 2014 to June 22, 2014. Given that her appointment as Chief Financial Officer was intended to be interim only, the Compensation Committee did not deem it necessary to make any changes to the compensation she received as our Vice President, Corporate Controller and Assistant Secretary. Ms. O’Halloran did not receive an increase in base salary for 2014 because she had received an increase in base salary in November 2013 following her promotion to Vice President, Corporate Controller. For 2014, Ms. O’Halloran participated in an annual incentive pool for corporate employees, funding of which is based on the same performance factors as the Corporate Executives, set forth above. She received an annual incentive of $43,864, based on pool funding and her individual performance. In addition, the Compensation Committee awarded Ms. O’Halloran a bonus of $60,000 in recognition of the duties she assumed during her service as our Interim Chief Financial Officer. Ms. O’Halloran received a long term incentive grant of which approximately 67% was awarded in the form of stock options and approximately 33% was awarded in the form of restricted stock units. The total grant and grant-date fair value for Ms. O’Halloran’s long term incentive grant were as follows:

Name	Stock Options		Restricted Stock Units
	# of Options	Grant Date Fair Value	# of Shares	Grant Date Fair Value	Total Target LTI Value
Katherine M. O’Halloran	12,341	$52,202	3,465	$26,403	$78,605

Other than as described above, Ms. O’Halloran did not receive any additional compensation as a result of serving as the Interim Chief Financial Officer nor was she given any enhanced potential compensation or benefits in the event of her termination of employment while serving as a named executive officer of the Company.

Post-Employment Compensation.    As of December 31, 2014, all of our named executive officers had written employment agreements which would entitle each executive to severance benefits depending upon the circumstances of resignation or termination. In May 2014, the Company entered into an amended and restated employment agreement with Mr. Berger that provided greater severance benefits upon termination following a change in control. In September 2014, the Company entered into employment agreements with each of Mr. Marinko and Ms. Waryjas. In determining the benefits for each executive, the Compensation Committee considered advice of the Company’s compensation consultants regarding market competitiveness.

The Board and the Compensation Committee believe that retention of key personnel is an important goal, and employment agreements are one vehicle for retaining top talent. Our Board believes the agreements are in our best interest and the best interest of our stockholders, particularly in the context of any potential transaction. The Compensation Committee believes that the severance benefits agreed to in the case of these termination events are reasonable in light of the potential value delivered to stockholders in return. These agreements do not provide excise tax gross-ups. See “Potential Payments Upon Termination or Change in Control” below.

Stock Retention Requirements

To further align management and stockholder interests, all of our named executive officers have a stock retention requirement. The required retention levels are expressed as a multiple of salary, as summarized in the table below:

Name	Position	Retention Requirement

Jonathan W. Berger	Chief Executive Officer	5.0x salary

Mark W. Marinko	Senior Vice President and Chief Financial Officer	3.0x salary

Kyle D. Johnson	Executive Vice President and Chief Operating Officer	3.0x salary

David E. Simonelli	President of Dredging Operations	3.0x salary

Maryann A. Waryjas	Senior Vice President, Chief Legal Officer and Corporate Secretary	3.0x salary

All shares of common stock and vested restricted stock units count towards the retention requirement. For Messrs. Johnson and Simonelli, vested but unexercised options granted prior to 2014 are valued using the Black-Scholes model and count towards a portion of their retention requirement. Until the required multiple-of-salary retention level is attained, executives must retain 50% of net profit shares realized at (i) exercise of stock options, (ii) payment of performance shares, and (iii) vesting of restricted shares.

Compensation Recoupment (“Claw-Back”) Policy

We have a recoupment policy which requires certain compensation to be repaid to the Company if awarded as a result of inaccurate financial data. The policy applies to current and former executive officers of the Company, as well as other employees designated by the Board or the Compensation Committee. In addition, the policy allows the Compensation Committee to recoup compensation paid to an employee as a result of any conduct justifying termination for cause of that employee.

Tax Considerations

Special rules limit the deductibility of compensation paid to our named executive officers. Under Section 162(m) of the Tax Code, the annual compensation paid to our chief executive officer and our three other most highly compensated executive officers, other than our chief financial officer, will be deductible to the extent it does not exceed $1,000,000 or satisfies certain conditions set forth in Section 162(m) relating to qualifying performance-based compensation. To qualify as performance-based compensation, the following requirements must be satisfied: (i) the compensation must be subject to achievement of performance goals established by a committee consisting solely of two or more “outside directors,” (ii) the material terms under which the compensation is to be paid, including the performance goals, are approved by a majority of the Company’s stockholders and (iii) except in the case of compensation that is attributable solely to the increase in the value of the stock of the Company, the committee certifies that the applicable performance goals were satisfied before payment of any performance-based compensation is made.

The Company’s intention is for the Compensation Committee to consist solely of “outside directors” as defined for purposes of Section 162(m) of the Tax Code. The goal of the Committee is to structure compensation to take advantage of the exemption under Section 162(m) for qualified performance-based compensation, to the extent practicable. However, the Committee may elect to provide compensation outside those requirements when it deemed appropriate to achieve its compensation objectives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014.

The Compensation Committee of the Board:

Carl A. Albert, Chair

Michael J. Walsh

Jason G. Weiss

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for Year Ended December 31, 2014

The following Summary Compensation Table presents compensation information for the following seven executive officers, who we refer to as our named executive officers elsewhere in this proxy statement:

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Compensation(3)	All Other Compensation(4)	Total
Jonathan W. Berger	2014	$575,000	$—	$431,246	$419,992	$300,000	$98,067	$1,746,494
Chief Executive	2013	$500,000	$—	$375,002	$395,290	$225,000	$171,475	$1,666,767
Officer	2012	$500,000	$—	$475,004	$415,879	$0	$31,975	$1,422,858
Mark W. Marinko(5)	2014	$156,923	$—	$—	$—	$75,000	$20,220	$252,143
Senior Vice President and Chief Financial Officer
William S. Steckel(6)	2014	$105,440	$—	$—	$—	$—	$70,910	$176,350
Former Senior Vice President and	2013	$303,000	$—	$124,997	$131,762	$175,000	$177,625	$912,384
Chief Financial Officer	2012	$110,417	$—	$—	$—	$34,500	$13,696	$158,613
Kyle D. Johnson	2014	$320,000	$—	$120,000	$116,866	$100,000	$43,028	$699,894
Executive Vice President and	2013	$275,000	$—	$50,002	$105,410	$190,500	$63,129	$684,041
Chief Operating Officer	2012	$250,000	$—	$54,167	$120,144	$95,400	$38,562	$558,273
David E. Simonelli	2014	$337,000	$—	$66,987	$132,458	$150,000	$52,552	$738,997
President of Dredging	2013	$337,000	$—	$83,334	$175,684	$183,500	$101,134	$880,652
Operations	2012	$327,000	$—	$83,334	$184,835	$127,700	$61,533	$784,402
Maryann A. Waryjas	2014	$325,000	$—	$120,000	$116,866	$130,000	$48,681	$740,547
Senior Vice President, Chief Legal	2013	$303,000	$—	$124,997	$131,762	$150,000	$33,500	$743,259
Officer and Corporate Secretary	2012	$125,000	$50,000	$99,997	$—	$34,500	$8,488	$317,985
Katherine M. O’Halloran(7)	2014	$225,000	$60,000	$26,403	$52,202	$43,864	$32,629	$440,098
Former Interim Chief Financial Officer

(1)	Represents the aggregate grant date fair value for restricted stock units and performance shares granted in 2014. The amounts reported in this column are calculated in accordance with FASB ASC Topic 718. The amounts included for the performance shares granted during 2014 are calculated based on the probable outcome of the performance conditions for such awards. If the highest level of performance is achieved for these performance shares, the maximum value of these awards at the grant date would be as follows: Mr. Berger, $431,246, Mr. Johnson, $120,000; and Ms. Waryjas, $120,000. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. See the “Grants of Plan Based Awards Table” on page 49 for more information regarding the restricted stock units and performance shares granted in 2014 to our named executive officers.

(2)	Represents the aggregate grant date fair value for stock options computed in accordance with FASB ASC Topic 718. The grant date fair value is computed using the Black-Scholes option pricing model and includes assumptions about the expected life and stock price volatility. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. See the “Grants of Plan Based Awards Table” on page 49 for more information regarding the stock options granted in 2014 to our named executive officers.

(3)	Represents bonuses paid under the applicable bonus program based upon the achievement of performance-based targets. The 2014 bonuses were paid in early 2015. See “Compensation Discussion and Analysis” for further information regarding the 2014 incentive compensation program.

(4)	The dollar value of the amounts shown in this column for 2014 includes the following:

Name	Supplemental Savings Plan	Profit Sharing	Matching Contributions to 401(k)	Dividend Equivalents(a)	Housing and Relocation Expenses(b)	Vacation Paid at Termination(c)	Total
Jonathan W. Berger	$25,650	$18,900	$15,600	$37,917	$—	$—	$98,067
Mark M. Marinko	$—	$11,220	$9,000	$—	$—	$—	$20,220
William S. Steckel	$—	$—	$15,600	$—	$23,098	$32,212	$70,910
Kyle D. Johnson	$6,529	$18,900	$15,600	$1,999	$—	$—	$43,028
David E. Simonelli	$12,878	$18,900	$15,600	$5,174	$—	$—	$52,552
Maryann A. Waryjas	$12,900	$18,900	$15,600	$1,281	$—	$—	$48,681
Katherine M. O’Halloran	$—	$16,088	$15,600	$941	$—	$—	$32,629

(a)	Includes accrued cash dividends paid pursuant to restricted stock unit award agreements.

(b)	Includes temporary housing, moving and other relocation expenses paid to Mr. Steckel in 2014 pursuant to his 2012 offer letter with the Company.

(c)	Includes accrued vacation paid to Mr. Steckel upon his departure from the Company.

(5)	Mr. Marinko was appointed Senior Vice President and Chief Financial Officer effective June 23, 2014.

(6)	Mr. Steckel departed the Company on April 23, 2014.

(7)	Ms. O’Halloran served as our Interim Chief Financial Officer from April 24, 2014 to June 22, 2014.

2014 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Options ($)(2)
		Threshold ($)(1)	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Jonathan W. Berger		0	517,500	1,035,000
Options	May 9, 2014							99,289	7.62	419,992
Restricted Stock Units	May 9, 2014						28,297			215,623
Performance Shares	May 9, 2014				28,297	56,594				215,623
Mark W. Marinko		0	150,000	300,000
William S. Steckel		0	167,500	335,000
Kyle D. Johnson		0	160,000	320,000
Options	May 9, 2014							27,628	7.62	116,866
Restricted Stock Units	May 9, 2014						7,874			60,000
Performance Shares	May 9, 2014				7,874	15,748				60,000
David E. Simonelli		0	185,350	370,700
Options	May 9, 2014							31,314	7.62	132,458
Restricted Stock Units	May 9, 2014						8,791			66,987
Maryann A. Waryjas		0	162,500	325,000
Options	May 9, 2014							27,628	7.62	116,866
Restricted Stock Units	May 9, 2014						7,874			60,000
Performance Shares	May 9, 2014				7,874	15,748				60,000
Katherine M. O’Halloran		0	78,750	157,500
Options	May 9, 2014							12,341	7.62	52,202
Restricted Stock Units	May 9, 2014						3,465			26,403

(1)	As described above, bonus awards under the applicable bonus program are based on the achievement of certain performance metrics. See “Compensation Discussion and Analysis—Components of Total Compensation—Annual Bonus Incentive” for further information regarding the Annual Bonus Plan. For certain of the named executive officers, a percentage of the annual bonus incentive is paid in cash and a percentage is paid in common stock of the Company per the terms of their respective employment agreements: 50% of Mr. Berger’s annual bonus incentive is paid in common stock; 25% of Mr. Johnson’s annual bonus incentive is paid in common stock; and 25% of Mr. Simonelli’s annual bonus incentive is paid in common stock.

(2)	Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The amounts included in this column for the Performance Shares granted during 2014 are calculated based on the probable satisfaction of the performance conditions for such awards. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(3)	Represents the target and maximum payable under Performance Shares based upon average ROC over the 2014-2015 performance period and a comparison of actual Adjusted EBITDA as compared to Budgeted EBITDA for fiscal year 2014. Performance Shares will vest on the third anniversary of the grant. See “Compensation Discussion and Analysis-Components of Total Compensation-Long Term Incentive Awards” for further information regarding Performance Shares.

(4)	Represents time-based restricted stock units described under “Compensation Discussion and Analysis-Components of Total Compensation-Long Term Incentive Award”. Restricted stock units vest in one installment on the third anniversary of the grant.

(5)	Represents time-based stock option awards described under “Compensation Discussion and Analysis-Components of Total Compensation-Long Term Incentive Awards”. Options vest in three installments on the first, second and third anniversaries of the grant.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

The following table presents information concerning equity awards made to our named executive officers under our 2007 Plan that had not vested as of December 31, 2014.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options(#) (Exercisable)	Number of Securities Underlying Unexercised Options(#) (Unexercisable)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jonathan W. Berger	114,401	—		$5.33	June 27, 2021	23,452	(5)	200,749	14,149	(10)	121,111
	94,536	47,268	(2)	$6.45	June 6, 2022	29,070	(6)	248,839	—		—
	34,420	64,841	(3)	$7.56	May 7, 2023	24,802	(7)	212,305	—		—
	—	99,289	(4)	$7.62	May 9, 2024	28,297	(8)	242,222	—		—
	—	—		—	—	12,401	(9)	106,150	—		—
Kyle D. Johnson	11,910	—		$5.41	May 20, 2018	8,398	(6)	71,887	3,937	(10)	33,701
	14,549	—		$5.70	May 27, 2020	6,614	(7)	56,616	—		—
	25,931	—		$5.33	June 27, 2021	7,874	(8)	67,401	—		—
	27,311	13,655	(2)	$6.45	June 6, 2022	—		—	—		—
	8,645	17,291	(3)	$7.56	May 7, 2023	—		—	—		—
	—	27,628	(4)	$7.62	May 9, 2024	—		—	—		—
David E. Simonelli	13,115	—		$5.41	May 20, 2018	12,920	(6)	110,595	—		—
	23,991	—		$3.82	May 13, 2019	11,023	(7)	94,357	—		—
	53,059	—		$5.70	May 27, 2020	8,791	(8)	75,251	—		—
	67,115	—		$5.33	June 27, 2021	—		—	—		—
	42,016	21,008	(2)	$6.45	June 6, 2022	—		—	—		—
	14,409	28,818	(3)	$7.56	May 7, 2023	—		—	—		—
	—	31,314	(4)	$7.62	May 9, 2024	—		—	—		—
Maryann A. Waryjas	10,806	21,614	(3)	$7.56	May 7, 2023	8,267	(7)	70,766	3,937	(10)	33,701
	—	27,628	(4)	$7.62	May 9, 2024	7,874	(8)	67,401	—		—
	—	—		—	—	4,134	(9)	35,383	—		—
Katherine M. O’Halloran	3,811	—		$5.41	May 20, 2018	2,842	(6)	24,328	—		—
	3,659	—		$3.82	May 13, 2019	2,866	(7)	24,533	—		—
	4,065	—		$5.70	May 27, 2020	3,465	(8)	29,660	—		—
	12,203	—		$5.33	June 27, 2021	—		—	—		—
	9,244	4,621	(2)	$6.45	June 6, 2022	—		—	—		—
	3,746	7,493	(3)	$7.56	May 7, 2023	—		—	—		—
	—	12,341	(4)	$7.62	May 9, 2024	—		—	—		—

(1)	Based on the closing price of our common stock of $8.56 on December 31, 2014, as reported on the NASDAQ Global Market.

(2)	Options vest on June 6, 2015.

(3)	Options vest in two equal installments on May 7, 2015, and May 7, 2016.

(4)	Options vest in three equal installments on May 9, 2015, May 9, 2016, and May 9, 2017.

(5)	Restricted stock units vest on June 27, 2015.

(6)	Restricted stock units vest on June 6, 2015.

(7)	Restricted stock units vest on May 7, 2016.

(8)	Restricted stock units vest on May 9, 2017.

(9)	Reported at the threshold level. Based on the Company’s performance, these shares were forfeited.

(10)	Reported at the threshold level. To the extent performance stock units are earned, performance stock units vest on May 9, 2017.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table presents information concerning equity awards made to our named executive officers under our 2007 Plan that vested during 2014 and the dollar amounts realized upon vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jonathan W. Berger	—	$—	45,078	$356,453
Mark W. Marinko	—	$—	—	$—
William S. Steckel	—	$—	—	$—
Kyle D. Johnson	—	$—	3,596	$28,552
David E. Simonelli	—	$—	9,307	$73,898
Maryann A. Waryjas	—	$—	4,728	$40,472
Katherine M. O’Halloran	—	$—	1,714	$13,609

(1)	Amounts were determined by multiplying the number of shares acquired upon vesting by the closing price on the day of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Overview

The following tables describe the estimated payments that would be made to the named executive officers pursuant to an employment agreement or other plans or individual award agreements in the event of the named executive officer’s termination of employment under the circumstances described below, assuming such termination took place on December 31, 2014. Actual values would reflect specific circumstances at the time of any termination, the plans and provisions effective if and when a termination event occurs and any other applicable factors.

Payment of enhanced benefits is conditioned upon the executive’s execution of a release of claims in favor of the Company and its related entities. In addition to the release, for those executives with employment agreements, the executive must uphold certain restrictive covenants, including non-disclosure of information, non-competition and non-solicitation.

The Berger Agreement—Termination Provisions

Under Mr. Berger’s agreement, if Mr. Berger’s employment is terminated by the Company for “Cause” (defined below) or by Mr. Berger other than for “Good Reason” (defined below), Mr. Berger will be entitled to his base salary and employee benefits through the termination date.

Under Mr. Berger’s agreement, if Mr. Berger’s employment is terminated by the Company without Cause or Mr. Berger leaves for Good Reason, he will receive (i) 12 months of his base pay, less applicable withholdings, payable according to the Company’s scheduled payroll pay dates; (ii) the pro rata portion of his annual bonus for the year of termination, based on actual results, and the Supplemental Savings Plan benefits earned through the termination date, paid at the same time as continuing executives; (iii) 24 months of subsidized medical and dental coverage; and (iv) 12 months’ vesting credit for any unvested equity awards.

If Mr. Berger’s employment is terminated without Cause within 24 months after a Change of Control, he will receive (i) two times the sum of (a) his annual base pay and (b) the average of his actual annual bonus over the preceding three year period, less applicable holdings, payable in a lump sum; (ii) the pro rata portion of his annual bonus and the Supplemental Savings Plan benefits earned through the termination date for the year of termination; (iii) 24 months of subsidized medical and dental coverage; and (iv) full vesting of any unvested equity awards.

Mr. Berger’s agreement provides that if he dies or becomes permanently disabled, he will receive 18 months’ vesting credit for any unvested equity awards. However, under the terms of the long term equity agreements in place at December 31, 2014, Mr. Berger will receive full vesting of his unvested equity awards if he dies or becomes permanently disabled. In addition, if Mr. Berger retires after serving as CEO for at least five years and provided he gives the Company at least 12 months’ advance notice of his intent to retire, he will receive full vesting of his unvested equity awards.

For purposes of Mr. Berger’s agreement:

“Cause” means: (a) a material breach of the agreement or an established policy of the Company; (b) an act constituting a felony or engagement in unethical or immoral conduct that, in the reasonable judgment of the Board, could injure the integrity, character or reputation of the Company; (c) failure, refusal or inability to perform or habitual neglect of duties and responsibilities following written notice and opportunity to cure; (d) an act of material dishonesty, misconduct or fraud or violation of a fiduciary duty; or (e) failure to reasonably cooperate with any audit or investigation following written notice and opportunity to cure.

“Change of Control” means the occurrence of one or more of the following:

•	Acquisition by a person or entity of 30% or more of the outstanding voting securities of the Company, with certain exceptions;

•	An unapproved change in a majority of the Board members;

•	Certain corporate restructurings, including certain reorganizations, mergers and asset dispositions; or

•	Approval by our stockholders of our complete liquidation or dissolution.

A Change in Control will not be deemed to have occurred under the employment agreement and compensation plans if the named executive officer is part of a purchasing group that consummates the Change in Control transaction.

“Good Reason” means the material diminution of Mr. Berger’s authority, duties or responsibilities provided that Mr. Berger provides the Company with written notice within 90 days of such diminution and the Company failed to cure such diminution within 30 days of receipt of such written notice.

Jonathan W. Berger

Benefit	Termination Without Cause or Resignation due to Good Reason ($)	Voluntary Termination ($)	Death or Disability ($)	Termination Following a Change in Control ($)
Base Salary	575,000	—	—	1,636,667
Bonus(a)	—	—	—	—
Stock Options(b)	163,266	—	257,908	257,908
Restricted Stock Units(c)	449,588	—	904,116	904,116
Health Benefits(d)	—	—	—	—
Total:	1,187,854	—	1,162,024	2,798,691

(a)	The performance period for Mr. Berger’s bonus is the fiscal year. Therefore, a termination event that occurred on the last day of the fiscal year would not result in any additional or accelerated benefits.

(b)	Represents the value of unvested stock options calculated by multiplying the number of shares underlying such options by the difference between the $8.56 per share closing price of our stock on the NASDAQ Global Market on December 31, 2014 and the option exercise price with respect to each option. As of December 31, 2014, Mr. Berger would have received 12 months vesting credit for a termination without cause or a resignation due to good reason, and full vesting credit for a termination without Cause within 24 months after a change in control or termination as a result of death or disability.

(c)	Represents the value of accelerated unvested restricted stock units calculated by multiplying the number of units of unvested restricted stock held by such named executive officer by the $8.56 per share closing price of our stock on the NASDAQ Global Market on December 31, 2014. As of December 31, 2014, Mr. Berger would have received 12 months vesting credit for a termination without cause or a resignation due to good reason, and full vesting credit for a termination without Cause within 24 months after a change in control or termination as a result of death or disability.

(d)	In the event of a termination without cause, resignation due to good reason or a termination without cause following a change in control, Mr. Berger is entitled to continued coverage under the Company’s medical and dental plans up to 24 months following the termination date (to the extent he had been provided with coverage prior to the termination date), subsidized by the Company. As of December 31, 2014, Mr. Berger had not elected coverage under the Company’s medical and dental plans.

The Johnson and Simonelli Agreements—Termination Provisions

Under the Johnson and Simonelli agreements, if the executive’s employment is terminated by the Company for “Cause” (defined below) or by the executive other than for “Good Reason” (defined below), the executive will be entitled to his base salary and employee benefits through the termination date.

If either Mr. Johnson or Mr. Simonelli voluntary resigns his employment, then the Company may elect to either: (a) cease all compensation and benefits upon the resignation date, in which case the executive would no longer be subject to the non-competition and non-solicitation covenants included in the agreement; or (b) enforce such covenants for a period of 24 months following termination and provide the executive with a cash severance benefit equal to 18 months base salary and continued coverage under the Company’s medical and dental plans for up to 24 months following termination.

Under the Johnson and Simonelli agreements, if the executive’s employment is terminated by the Company without Cause or the executive leaves for Good Reason, he will receive (i) 24 months of his base pay, less applicable withholdings, payable according to the Company’s scheduled payroll pay dates; (ii) the prior year’s annual bonus plus Supplemental Savings Plan benefits earned through the termination date, paid at the same time as continuing executives; (iii) 24 months of subsidized medical and dental coverage; (iv) full vesting credit for any unvested equity awards; and (v) payment of outplacement services of up to $15,000 provided such services are rendered within one year of the executive’s termination.

If the executive’s employment is terminated without Cause within 12 months after a Change of Control, he will receive (i) two times his annual base pay, less applicable holdings, payable in a lump sum; (ii) the pro rata portion of the prior year’s annual bonus plus Supplemental Savings Plan benefits earned through the termination date, paid at the same time as continuing executives; (iii) 24 months of subsidized medical and dental coverage; and (iv) full vesting credit for any unvested equity awards.

If Mr. Johnson or Mr. Simonelli dies or becomes permanently disabled, he will receive full vesting credit for any unvested equity awards. In addition, if Mr. Johnson or Mr. Simonelli retires, he will receive full vesting of any of his unvested equity awards.

For purposes of the Johnson and Simonelli agreements:

“Cause” means: (a) a material breach by the executive of the noncompetition and confidentiality provisions of the employment agreement; (b) the commission of a criminal act by the executive against us, including, but not limited to, fraud, embezzlement or theft; (c) the conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude; or (d) the executive’s failure or refusal to carry out, or comply with, any lawful directive of our Board of Directors consistent with the terms of the employment agreement which is not remedied within 30 days after receipt of notice from us.

“Change of Control” means the occurrence of one or more of the following:

•	Acquisition by a person or entity of 30% or more of the outstanding voting securities of the Company, with certain exceptions;

•	An unapproved change in a majority of the Board members;

•	Certain corporate restructurings, including certain reorganizations, mergers and asset dispositions; or

•	Approval by our stockholders of our complete liquidation or dissolution.

A Change in Control will not be deemed to have occurred under the employment agreement and compensation plans if the named executive officer is part of a purchasing group that consummates the Change in Control transaction.

“Good Reason” means the material diminution of the executive’s authority, duties or responsibilities provided that the executive provides the Company with written notice within 30 days of such diminution and the Company failed to cure such diminution within 30 days of receipt of such written notice.

Kyle D. Johnson

Benefit	Termination Without Cause or Resignation due to Good Reason ($)	Voluntary Termination ($)(e)	Retirement, Death or Disability ($)	Termination Following a Change in Control ($)
Base Salary	640,000	480,000	—	640,000
Bonus(f)	190,500	—	—	190,500
Stock Options(g)	72,073	72,073	72,073	72,073
Restricted Stock Units(h)	195,904	195,904	195,904	195,904
Health Benefits(i)	33,159	33,159	33,159	33,159
Outplacement(j)	15,000	—	—	—
Total:	1,146,636	781,136	301,136	1,131,636

David E. Simonelli

Benefit	Termination Without Cause or Resignation due to Good Reason ($)	Voluntary Termination ($)(e)	Retirement, Death or Disability ($)	Termination Following a Change in Control ($)
Base Salary	674,000	505,500	—	674,000
Bonus(f)	183,500	—	—	183,500
Stock Options(g)	102,580	102,580	102,580	102,580
Restricted Stock Units(h)	280,203	280,203	280,203	280,203
Health Benefits(i)	33,159	33,159	33,159	33,159
Outplacement(j)	15,000	—	—	—
Total:	1,288,442	921,442	415,942	1,273,442

(e)	Represents the value of payments made to Messrs. Johnson and Simonelli in the event the Company exercises its rights to enforce the restrictive covenants in each of the executive’s employment agreements.

(f)	The performance period for each of Messrs. Johnson’s and Simonelli’s bonus is the fiscal year. Under each of their employment agreements, they receive 100 percent of their prior year’s bonus in the case of a termination without cause or resignation due to good reason and the pro rata percentage of their prior year’s bonus in the case of a change in control.

(g)	Represents the value of unvested stock options calculated by multiplying the number of shares underlying such options by the difference between the $8.56 per share closing price of our stock on the NASDAQ Global Market on December 31, 2014 and the option exercise price with respect to each option. As of December 31, 2014, Messrs. Johnson and Simonelli would have received full vesting credit for a termination without cause, a resignation due to good reason or for a termination without cause following a change in control or termination as a result of death or disability.

(h)	Represents the value of accelerated unvested restricted stock units calculated by multiplying the number of units of unvested restricted stock held by such named executive officer by the $8.56 per share closing price of our stock on the NASDAQ Global Market on December 31, 2014. As of December 31, 2014, Messrs. Johnson and Simonelli would have received full vesting credit for a termination without cause, a resignation due to good reason or for a change in control or termination as a result of death or disability.

(i)	In the event of a termination without cause, resignation due to good reason or a termination without cause following a change in control, each of Messrs. Johnson and Simonelli is entitled to continued coverage under the Company’s medical and dental plans for up to 24 months following the termination date, subsidized by the Company.

(j)	In the event of a termination without cause or resignation due to good reason, each of Messrs. Johnson and Simonelli is also entitled to payment of outplacement services of up to $15,000 provided such services are rendered within one year of the executive’s termination without cause or resignation for good reason.

The Marinko and Waryjas Agreements—Termination Provisions

Under the Marinko and Waryjas agreements, if the executive’s employment is terminated by the Company for “Cause” (defined below) or by the executive other than for “Good Reason” (defined below), the executive will be entitled to his or her base salary and employee benefits through the termination date.

Under the Marinko and Waryjas agreements, if the executive’s employment is terminated by the Company without Cause or the executive leaves for Good Reason, he or she will receive (i) 18 months of base pay, less applicable withholdings, payable according to the Company’s scheduled payroll pay dates; (ii) one and one-half times the average of the executive’s annual bonus and Supplemental Savings Plan benefits over the preceding three years, paid at the same time as continuing executives; (iii) 18 months of subsidized medical and dental coverage; and (iv) 18 months’ vesting credit for any unvested equity awards.

If the executive’s employment is terminated without Cause within 12 months after a Change of Control, he or she will receive (i) two times the sum of his or her annual base pay plus the average of his or her actual annual bonus over the preceding three year period, less applicable holdings, payable in a lump sum; (ii) the pro rata portion of his or her annual target bonus and the Supplemental Savings Plan benefits earned through the termination date for the year of termination; (iii) 24 months of subsidized medical and dental coverage; and (iv) full vesting credit for any unvested equity awards.

If Mr. Marinko or Ms. Waryjas dies or becomes permanently disabled, he or she will receive full vesting credit for any unvested equity awards. In addition, if Mr. Marinko or Ms. Waryjas retires upon or after having attained age 65 years, he or she will receive full vesting of any of his or her unvested equity awards.

For purposes of the Marinko and Waryjas agreements:

“Cause” means: (a) a material breach of an established policy of the Company; (b) an act constituting a felony or engagement in unethical or immoral conduct that, in the reasonable judgment of the Board, could injure the integrity, character or reputation of the Company; (c) failure, refusal or inability to perform or habitual neglect of duties and responsibilities following written notice and opportunity to cure; (d) an act of material dishonesty, misconduct or fraud or violation of a fiduciary duty; or (e) failure to reasonably cooperate with any audit or investigation following written notice and opportunity to cure.

“Change of Control” means the occurrence of one or more of the following:

•	Acquisition by a person or entity of 30% or more of the outstanding voting securities of the Company, with certain exceptions;

•	An unapproved change in a majority of the Board members;

•	Certain corporate restructurings, including certain reorganizations, mergers and asset dispositions; or

•	Approval by our stockholders of our complete liquidation or dissolution.

A Change in Control will not be deemed to have occurred under the employment agreement and compensation plans if the named executive officer is part of a purchasing group that consummates the Change in Control transaction.

“Good Reason” means the material diminution of the executive’s authority, duties or responsibilities provided that the executive provides the Company with written notice within 90 days of such diminution and the Company failed to cure such diminution within 30 days of receipt of such written notice.

Mark W. Marinko

Benefit(k)	Termination Without Cause or Resignation due to Good Reason ($)	Voluntary Termination ($)	Death or Disability ($)	Termination Following a Change in Control ($)
Base Salary	450,000	—	—	450,000
Bonus(k)	112,500	—	—	150,000
Stock Options(l)	—	—	—	—
Restricted Stock Units(m)	—	—	—	—
Health Benefits(n)	24,869	—	—	33,159
Total:	587,369	—	—	633,159

Maryann A. Waryjas

Benefit(k)	Termination Without Cause or Resignation due to Good Reason ($)	Voluntary Termination ($)	Death or Disability ($)	Termination Following a Change in Control ($)
Base Salary	585,000	—	—	834,500
Bonus(k)	201,600	—	—	162,500
Stock Options(l)	38,927	—	47,584	47,584
Restricted Stock Units(m)	70,766	—	138,167	138,167
Health Benefits(n)	17,372	—	—	23,162
Total:	913,665	—	185,751	1,205,913

(k)	The performance period for each of Mr. Marinko’s and Ms. Waryjas’ bonus is the fiscal year. Under each of their employment agreements, they receive one and a half times the average of the executive’s actual bonus and Supplementary Savings Plan benefits over the last three years in the case of a termination without cause or resignation due to good reason and the pro rata percentage of their prior year’s bonus in the case of a change in control.

(l)	Represents the value of unvested stock options calculated by multiplying the number of shares underlying such options by the difference between the $8.56 per share closing price of our stock on the NASDAQ Global Market on December 31, 2014 and the option exercise price with respect to each option. As of December 31, 2014, Mr. Marinko and Ms. Waryjas would have received 18 months vesting credit for a termination without cause, a resignation due to good reason, or a termination without cause following a change in control and full vesting for termination as a result of death or disability.

(m)	Represents the value of accelerated unvested restricted stock units calculated by multiplying the number of units of unvested restricted stock held by such named executive officer by the $8.56 per share closing price of our stock on the NASDAQ Global Market on December 31, 2014. As of December 31, 2014, Mr. Marinko and Ms. Waryjas would have received 18 months vesting credit for a termination without cause, a resignation due to good reason, or a termination without cause following a change in control and full vesting for termination as a result of death or disability.

(n)	Mr. Marinko and Ms. Waryjas are entitled to continued coverage under the Company’s medical and dental plans for up to 18 months for a termination without cause or resignation due to good reason and up to 24 months following the termination date for a termination without cause following a change in control (to the extent the executive had been provided with coverage prior to the termination date), subsidized by the Company.

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Board of Directors provides stockholders with the opportunity to cast an annual advisory vote to approve executive compensation. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to endorse or not endorse our fiscal year 2014 executive compensation program and policies for the named executive officers, as follows:

RESOLVED, that the stockholders of Great Lakes Dredge & Dock Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2015 annual meeting proxy statement.

The advisory vote on executive compensation is not a vote on our general compensation policies, compensation of our Board of Directors or our compensation policies as they relate to risk management.

We are required to hold the advisory vote on executive compensation at least once every three years. At the Company’s 2011 Annual Meeting of Stockholders, a majority of the shares cast voted, on an advisory basis, to hold future advisory votes on executive compensation on an annual basis. After consideration of the voting results, the Company’s Board of Directors determined that the Company will hold an advisory vote on executive compensation each year until the next required stockholder advisory vote on frequency of executive compensation occurs or until the Board of Directors otherwise determines that a different frequency for advisory votes on executive compensation is in the best interests of stockholders.

Our executive compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve short term and long term corporate objectives and create stockholder value. The Compensation Committee believes our executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with our stockholders’ long term interests.

The Compensation Committee and the Board believe our executive compensation programs are effective at incentivizing the achievement of outstanding financial performance and superior returns to stockholders. Our commitment to align executive compensation with Company performance and stockholder interests is exhibited by the Company’s executive compensation decisions during the last 12 months. For example, under our Key Executive Performance Bonus Program, bonus pools are funded based on our Company Adjusted EBITDA or dredging segment Adjusted EBITDA, as applicable. These bonus pools are allocated to individuals, based on the Compensation Committee’s assessment of individual performance achievements. In addition, the Compensation Committee grants performance shares to certain executives that are only earned upon achievement of stretch goals. Because these stretch performance goals were not achieved, performance shares granted in both 2012 and 2013 were forfeited.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy.

Although the annual advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered, and will continue to consider, the outcome of the vote each year when making compensation decisions for our named executive officers. The Compensation

Committee, which is comprised of independent directors, values constructive dialogue with our stockholders on executive compensation and other important governance topics and encourages all stockholders to vote their shares on this matter. At our 2014 Annual Meeting of Stockholders, over 95% of the stockholders who voted on the “say-on-pay” proposal voted in favor of the compensation of our named executive officers. The Compensation Committee believes that this vote affirms stockholders’ support of the Company’s approach to executive compensation. Both the Board and Compensation Committee expect to take into account the outcome of this year’s vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Vote Required and Recommendation

Adoption of this resolution will require the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE, SET FORTH IN THIS PROXY STATEMENT.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Family Relationships

Kathleen M. LaVoy presently serves as our Vice President, General Counsel—Dredging Operations and Assistant Secretary. Mrs. LaVoy is the daughter of Douglas B. Mackie, one of our former directors. During 2014, Mrs. LaVoy received $289,238 in total compensation in this capacity.

Review, Approval or Ratification of Transactions with Related Persons

Related Party Transaction Policies and Procedures.    All interested transactions with related parties are subject to our Related Party Transaction Policies and Procedures, which are set forth in writing (the “Related Party Transaction Policy”). The Audit Committee is responsible for applying the Related Party Transaction Policy. For purposes of the Related Party Transaction Policy, the terms “interested transaction” and “related parties” are defined as follows:

•

“interested transaction” means any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year;

•	we are a participant; and

•	any related party has or will have a direct or indirect interest, other than solely as a result of being a director or a less than ten percent (10%) beneficial owner of another entity.

•	“related party” means any:

•

person who is or was, since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role, an executive officer, director or nominee for election as a director;

•	greater than five percent (5%) beneficial owner of our common stock; or

•

immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

In determining the propriety of an interested transaction with a related party, the Audit Committee will take into account, among other factors it deems important, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Our Board has delegated to the chairman of the Audit Committee the authority to pre-approve or ratify (as applicable) any interested transaction with a related party in which the aggregate amount involved is expected to be less than $500,000.

The Audit Committee has reviewed the following types of transactions and determined that each such type of transaction shall be deemed to be pre-approved or ratified under the terms of the Related Party Transaction Policy:

•	Employment of executive officers. Any employment by us of an executive officer if:

•

the related compensation is required to be reported in our proxy statement under the compensation disclosure requirements set forth in Item 402 of Regulation S-K under the Exchange Act, which are generally applicable to “named executive officers;” or

•

the executive officer is not an immediate family member of another executive officer or director, the related compensation would be reported in our proxy statement under the compensation disclosure requirements of Item 402 of Regulation S-K if the executive officer was a “named executive officer,” and our Compensation Committee approved (or recommended that our Board approve) such compensation.

•	Director compensation. Any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of Regulation S-K.

•

Certain transactions with other companies.    Any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than ten percent (10%) of the other company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or two percent (2%) of the other company’s total annual revenues.

•

Certain charitable contributions.    Any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $1,000,000 or two percent (2%) of the charitable organization’s total annual receipts.

•

Transactions where all stockholders receive proportional benefits.    Any transaction where the related party’s interest arises solely from the ownership of our common stock, and all holders of our common stock received the same benefit on a pro rata basis (e.g. dividends).

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2014 regarding the number of securities which could be issued upon the exercise of outstanding options, the weighted average exercise price of those options in the 2007 Plan and the number of securities then remaining for future issuance under the 2007 Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved By Security Holders	3,186,032	(1)	6.31	(2)	1,759,080
Equity Compensation Plans Not Approved By Security Holders	1,500,000	(3)	N/A		N/A
TOTAL	4,686,032	(1)	6.31	(2)	1,759,080

(1)	Includes 563,964 shares of our common stock issuable pursuant to restricted stock units under our 2007 Plan. Restricted stock units represent an unfunded, unsecured right to receive shares of our common stock.

(2)	Because restricted stock units do not have an exercise price, 563,964 shares of our common stock issuable pursuant to restricted stock units under our 2007 Plan are not included in the calculation of weighted average exercise price.

(3)	On November 4, 2014, the Company granted 1,500,000 restricted stock units to former shareholders and current employees of the Company’s subsidiary; Magnus, outside the terms of the 2007 Plan in reliance on an exemption under NASDAQ Listing Rule 5635(c)(4). The restricted stock units vest on March 31, 2020, subject to the applicable employee’s continuous employment with the Company through such date and the satisfaction of certain business milestones. The restricted stock units were granted as an inducement for the employees to join the Company.

MATTERS RELATED TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has been appointed by the Audit Committee to be our independent registered public accounting firm for the year ending December 31, 2015. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the Annual Meeting pursuant to Proposal 2 on page 26 of this proxy statement.

Professional Fees

We paid the following professional fees to our independent registered public accounting firm, Deloitte & Touche LLP and its affiliates, for the years ended December 31, 2014 and 2013:

	Paid for the year ended December 31,
	2014	2013
	(in thousands)
Audit Fees(1)	$1,308.0	$1,902.2
Audit-Related Fees(2)	138.7	75.0
Tax Fees(3)	387.3	179.4
All Other Fees(4)	8.1	4.0

Total	1,842.1	2,160.6

(1)	This category includes audit fees for services related to our annual audits of our financial statements and internal controls over financial reporting, and quarterly reviews of our financial statements performed in accordance with accounting standards generally accepted in the United States of America, and services that are normally provided by Deloitte & Touche LLP related to statutory or regulatory filings or engagements.

(2)	This category includes fees related to comfort letters issued in support of debt offerings and work related to other regulatory documents.

(3)	This category primarily includes fees for tax advice and return preparation for expatriate employees, tax planning and compliance related to our international operations, and other tax advice related to specific non-routine transactions.

(4)	This category includes subscription fees to an online accounting research tool and translation services.

Pre-Approval Policy for Independent Accountant Services

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. From time to time, however, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee may also pre-approve services on a case-by-case basis. The Audit Committee may delegate pre-approval authority to one or more of its members. For the year ended December 31, 2014, the Audit Committee pre-approved all such audit and non-audit services, including tax services, provided by the independent registered public accounting firm.

Report of the Audit Committee of the Board of Directors

With respect to 2014, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•

discussed with our independent auditor, Deloitte & Touche LLP, referred to as “Deloitte,” the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board; and

•

received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2014.

The Audit Committee of the Board of Directors:

Denise E. Dickins, Chair

Carl A. Albert

Peter R. Deutsch

MISCELLANEOUS

Proposals for the 2016 Annual Meeting

Pursuant to federal securities laws, any proposal by a stockholder proposed to be included in our proxy statement for the 2016 Annual Meeting of Stockholders must be received at our principal executive office at 2122 York Road, Oak Brook, Illinois 60523, no later than December 4, 2015. Proposals should be sent to the attention of our Corporate Secretary at our principal executive office. Pursuant to our Bylaws, in order for a stockholder’s nominee for election as a director or any other business to be properly brought before an Annual Meeting of Stockholders, the stockholder must give written notice of such stockholder’s intent to bring a matter before the Annual Meeting no earlier than December 4, 2015, and no later than January 3, 2016. If the 2015 Annual Meeting is called for a date that is not within 30 days of the anniversary of the 2015 Annual Meeting, written notice of such stockholder’s intent to bring a matter before the Annual Meeting must be received not later than the close of business on the tenth day following the date on which the first public disclosure of the date of the Annual Meeting is made. Each such notice should be sent to the attention of our Secretary at our principal executive office, and must set forth certain information with respect to the stockholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in our Bylaws.

Annual Report

Our Annual Report to Stockholders for the year ended December 31, 2014 is available at www.proxyvote.com. To access such materials, you will need the control/identification numbers provided to you in your notice of Internet Availability or your proxy card. The Annual Report to Stockholders is not part of the soliciting materials.

Availability of Information

You can obtain any of the documents that we file with the SEC (including an additional copy of our Annual Report on Form 10-K for 2014) by contacting us or the SEC. To obtain documents from us, please direct requests in writing to:

Maryann A. Waryjas

Corporate Secretary

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

We will send you the requested documents without charge, excluding exhibits. In addition, this proxy statement and Annual Report to Stockholders for the year ended December 31, 2014 are available at http://investor.gldd.com.

You may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Copies of such materials also can be obtained at the SEC’s website, www.sec.gov or by mail from the Public Reference Room of the SEC, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the 2015 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Maryann A. Waryjas

Corporate Secretary

April 2, 2015

P61411

GREAT LAKES DREDGE & DOCK CORPORATION ATTN: MARYANN A. WARYJAS 2122 YORK ROAD OAK BROOK, IL 60523

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following directors to serve until the 2018 Annual Meeting:
		☐	☐	☐
1. Election of Directors
Nominees
01 Denise E. Dickins 02 Jason G. Weiss
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain
2 To ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015;							☐	☐	☐
3 To approve, on a non-binding advisory basis, the Company’s executive compensation; and							☐	☐	☐
4 To transact such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

GREAT LAKES DREDGE & DOCK CORPORATION

Annual Meeting of Stockholders

May 14, 2015 at 8:00 AM EDT

This proxy is solicited by the Board of Directors

The undersigned stockholder of Great Lakes Dredge & Dock Corporation hereby constitutes and appoints Jonathan W. Berger and Maryann A. Waryjas, each of them acting singly, as the attorney and proxy of the undersigned, with full power of substitution and revocation, to vote for and in the name, place and stead of the undersigned at the 2015 Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation, referred to as the “Company,” to be held at the JW Marriott Marquis Miami Hotel, 255 Biscayne Boulevard Way, Miami, Florida 33131 on Thursday, May 14, 2015 at 8:00 A.M. Eastern Daylight Time, and at any adjournments thereof, the number of votes the undersigned would be entitled to cast if present.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

(Continued, and to be signed, on the reverse side)

Continued and to be signed on reverse side